--------------------------------------------------------------------------------






                               CERNER CORPORATION


                                   ---------



                                   $90,000,000

                                CREDIT AGREEMENT



                            Dated as of May 31, 2002



                                   ---------



    U.S. BANK NATIONAL ASSOCIATION, as Administrative Agent and Lead Arranger


            LASALLE BANK NATIONAL ASSOCIATION, as Documentation Agent




--------------------------------------------------------------------------------

                                TABLE OF CONTENTS


RECITALS......................................................................1

SECTION 1.  DEFINITIONS, ACCOUNTING MATTERS AND GENERAL RULES.................1
    1.1.    Certain Defined Terms.............................................1
    1.2.    Accounting Terms; Statements of Variation........................15
    1.3.    General Rules....................................................15

SECTION 2.  THE COMMITMENTS..................................................15
    2.1.    Revolving Credit Loans...........................................15
    2.2.    Swingline Loans..................................................16
    2.3.    Letters of Credit................................................17
    2.4.    Borrowings ......................................................19
    2.5.    Reductions and Changes of Commitments............................19
    2.6.    Lending Offices..................................................19
    2.7.    Several Obligations..............................................19
    2.8.    Notes ...........................................................19
    2.9.    Conversion or Continuation of Loans..............................20
    2.10.   Repayment of Loans...............................................20
    2.11.   Interest ........................................................20
    2.12.   Optional Prepayments.............................................21
    2.13.   Mandatory Prepayments............................................21
    2.14.   Payments ........................................................21
    2.15.   Pro Rata Treatment...............................................22
    2.16.   Minimum Amounts..................................................22
    2.17.   Certain Notices..................................................22
    2.18.   Non-Receipt of Funds by the Agent................................23
    2.19.   Balances; Sharing of Payments....................................24
    2.20.   Computation of Interest..........................................25
    2.21.   Guaranty ........................................................25
    2.22.   Advances After Default...........................................25
    2.23.   Existing Credit Agreement; Existing Loans and LCs................25

SECTION 3.  FEES; YIELD PROTECTION...........................................26
    3.1.    Unused Line Fee..................................................26
    3.2.    Non-Utilization Fee..............................................26
    3.3.    Additional Costs.................................................26
    3.4.    Limitation on Types of Loans.....................................27
    3.5.    Illegality ......................................................27
    3.6.    Certain Conversions Pursuant to Sections 3.6 and 3.7.............28
    3.7.    Compensation.....................................................28

SECTION 4.  CONDITIONS PRECEDENT.............................................29
    4.1.    Conditions Precedent to the Loans................................29
    4.2.    Subsequent Loans and Advances....................................30

SECTION 5.  REPRESENTATIONS AND WARRANTIES...................................30
    5.1.    Corporate Existence and Structure................................30
    5.2.    Financial Condition..............................................31
    5.3.    Litigation ......................................................31
    5.4.    No Breach .......................................................31
    5.5.    Corporate Action; Binding Effect.................................31
    5.6.    Approvals .......................................................32
    5.7.    ERISA ...........................................................32
    5.8.    Taxes ...........................................................32
    5.9.    Investment Company Act...........................................32
    5.10.   Public Utility Holding Company Act...............................32
    5.11.   Environmental Matters............................................32
    5.12.   Subsidiaries.....................................................33
    5.13.   Assets of the Borrower...........................................33
    5.14.   Contracts .......................................................33
    5.15.   Solvency ........................................................33
    5.16.   Margin Regulations...............................................34
    5.17.   Copyrights, Patents and Other Rights.............................34
    5.18.   Disclosure ......................................................34
    5.19.   Labor Matters....................................................34
    5.20.   No Event of Default..............................................34
    5.21.   Use of Proceeds..................................................34
    5.22.   Authorized Officers..............................................34

SECTION 6.  COVENANTS .......................................................35
    6.1.    Information .....................................................35
    6.2.    Litigation, Etc..................................................37
    6.3.    Compliance, Inspection, Etc......................................37
    6.4.    Use of Proceeds..................................................38
    6.5.    EBITDA to Interest Expense.......................................38
    6.6.    Funded Debt to EBITDA............................................38
    6.7.    Funded Debt to Total Capitalization..............................38
    6.8.    Minimum Cash Balances............................................38
    6.9     Certain Obligations Respecting Subsidiaries......................38
    6.10.   Mergers, Acquisitions, Sale of Assets, Etc.......................38
    6.11.   Dividends and Distributions......................................40
    6.12.   Sale and Lease-Back Transactions.................................40
    6.13.   Investments and Joint Ventures...................................40
    6.14.   Liens ...........................................................42
    6.15.   Transactions With Affiliates.....................................42
    6.16.   Insurance .......................................................43
    6.17.   Maintenance of Properties........................................43
    6.18    Environmental Laws; Indemnification..............................43
    6.19.   Nature of Business; Limitations on Fundamental Changes...........44

SECTION 7.  EVENTS OF DEFAULT................................................45

SECTION 8.  THE AGENT .......................................................47
    8.1.    Appointment, Powers and Immunities...............................47
    8.2.    Reliance by Agent................................................47
    8.3.    Defaults ........................................................47
    8.4.    Rights as a Bank.................................................48
    8.5.    Indemnification..................................................48
    8.6.    Non-Reliance on Agent and other Banks............................48
    8.7.    Failure to Act...................................................48
    8.8.    Resignation or Removal of Agent..................................48

SECTION 9.  MISCELLANEOUS....................................................49
    9.1.    Waiver ..........................................................49
    9.2.    Notices .........................................................49
    9.3.    Expenses, Indemnification, Etc...................................49
    9.4     Amendments and Waivers...........................................50
    9.5.    Successors and Assigns...........................................50
    9.6.    Assignments and Participations...................................50
    9.7.    Survival ........................................................51
    9.8.    Captions ........................................................51
    9.9.    Counterparts.....................................................51
    9.10.   Survival of Agreements...........................................51
    9.11    Interest ........................................................51
    9.12.   Integration; Severability........................................52
    9.13.   NO ORAL AGREEMENTS; FINAL WRITTEN AGREEMENT......................52
    9.14.   Controlling Document.............................................52
    9.15.   JURISDICTION.....................................................52
    9.16.   GOVERNING LAW....................................................53
    9.17.   WAIVER OF TRIAL BY JURY..........................................53
    9.18.   Confidentiality and Nondisclosure................................53

                             EXHIBITS AND SCHEDULES


Exhibit A         Commitments
Exhibit B         Form of Revolving Credit Note
Exhibit C         Form of Swingline Note
Exhibit D         Form of Borrowing Notice
Exhibit E         Form of Assignment and Assumption Agreement
Exhibit F         Form of Borrowing Base Certificate
Exhibit G         Form of Covenant Compliance Certificate
Schedule 1.1      Existing Liens
Schedule 5.11     Environmental Matters
Schedule 5.12     Existing Subsidiaries
Schedule 6.13     Existing Investments

                                CREDIT AGREEMENT


         THIS CREDIT AGREEMENT (as the same may be amended, renewed, restated, replaced, consolidated or otherwise modified from time to time, the "Agreement") is made as of May 31, 2002, by and among CERNER CORPORATION, a Delaware corporation (the "Borrower"); U.S. BANK NATIONAL ASSOCIATION, a national banking association, and each other lender from time to time identified as having a Commitment on Exhibit A hereto and who becomes a party hereto (each a "Bank" and, collectively, the "Banks"); U.S. BANK NATIONAL ASSOCIATION, a national banking association, as the lender for Swingline Loans (in such capacity, the "Swingline Lender"); U.S. BANK NATIONAL ASSOCIATION, a national banking association, as the issuing bank of Letters of Credit (in such capacity, the "Issuing Bank"); U.S. BANK NATIONAL ASSOCIATION, a national banking association, as administrative agent hereunder for the Banks (in such capacity, together with its successors in such capacity, the "Administrative Agent"), and as lead arranger hereunder (in such capacity, the "Lead Arranger"); and LASALLE BANK NATIONAL ASSOCIATION, a national banking association, as documentation agent hereunder (in such capacity, the "Documentation Agent").

         To induce the Banks to extend credit and financial accommodations to the Borrower and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

SECTION 1. DEFINITIONS, ACCOUNTING MATTERS AND GENERAL RULES

         1.1. Certain Defined Terms. As used herein, the following terms shall have the following meanings (all terms defined in this Section 1 or in other provisions of this Agreement in the singular to have the same meanings when used in the plural and vice versa):

         "Acquisition" shall mean any transaction, or any series of related transactions, consummated after the Closing Date, by which the Borrower or any of its Subsidiaries (in one transaction or as the most recent transaction in a series of transactions) (1) acquires any going business or all or substantially all of the assets of any Person (including, in the case of a corporation, any division thereof), whether through purchase of assets, merger or otherwise, (2) directly or indirectly acquires control of at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors, or (3) directly or indirectly acquires control of a majority ownership interest in any partnership, joint venture, or other entity.

         "Additional Libor Loan Costs" shall mean any costs resulting from any Regulatory Change which imposes, modifies or deems applicable any reserve, special deposit, minimum capital, capital ratio or similar requirements (other than the Reserve Requirement utilized in the determination of Libor Reserve Adjusted Rate for any Libor Loan) relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, any Bank (including any of the Libor Loans), or any Commitment of any Bank, and which, in each case, are attributable to such Bank's making or maintaining any Libor Loans or its obligation to make any Libor Loans hereunder, or any reduction in any amount receivable by such Bank hereunder in respect of any of such Libor Loans or such obligation.

         "Affiliate" shall mean, with respect to any Person, any other Person or group of affiliated Persons directly or indirectly controlling (including without limitation all directors and officers of such Person), controlled by or under direct or indirect common control with such Person. For purposes of this definition, a Person shall be deemed to control another Person if such first Person possesses, directly or indirectly, the power (1) to vote 5% or more of the securities having ordinary voting power for the election of directors of such other Person, or (2) to direct or cause the direction of the management or policies of such other Person.

         "Applicable Margin" shall mean, at any date, (1) in the case of Base Rate Loans, 0%, (2) in the case of Libor Loans, 2%, and (3) in the case of the Unused Line Fee, 0.425%; provided, however, that, if the Applicable Margin Calculation Certificate delivered by the Borrower to the Administrative Agent for the most recently preceding fiscal quarter demonstrates that the Leverage Ratio for such preceding fiscal quarter was within any of the ranges set forth below, then the Applicable Margin from and after the first day of the first full month after the date the Administrative Agent receives the Applicable Margin Calculation Certificate shall be reduced to (if such is the case) and shall equal, for such type of Loan or the Unused Line Fee, as the case may be, the amount set forth below opposite the Leverage Ratio for such preceding fiscal quarter.

                                Applicable        Applicable    Applicable
                                Margin for        Margin for    Margin for
Level    Leverage Ratio         Base Rate Loans   Libor Loans   Unused Line Fee
-----    --------------         ---------------   -----------   ---------------

I.       greater than 2.0        0.00%               2.00%          0.425%
         to 1.0

II.      greater than 1.5       -0.25%               1.50%          0.300%
         to 1.0 but less
         than or equal to
         2.0 to 1.0

III.     greater than 1.0       -0.50%               1.10%          0.250%
         to 1.0 but less
         than or equal to
         1.5 to 1.0

IV.      less than or equal     -1.00%               0.85%          0.200%
         to 1.0 to 1.0

; provided, further, that (a) from the Closing Date to June 30, 2002, the Applicable Margin for Base Rate Loans, Libor Loans and the Unused Line Fee shall be that set forth in Level III above, and (b) if the Borrower fails to timely deliver an Applicable Margin Calculation Certificate to the Administrative Agent, or the Administrative Agent reasonably disputes the calculations set forth therein or the accuracy of the related financial statements, then the Applicable Margin from and after the first day of the first full month after the latest date the Administrative Agent could have received the Applicable Margin Calculation Certificate in compliance with Section 6.1(l) hereof shall be the Applicable Margin set forth in Level I above.

         "Applicable Margin Calculation Certificate" means a certificate, signed by the chief financial officer of the Borrower, and reasonably acceptable in form and content to the Administrative Agent, which demonstrates, for any particular fiscal quarter, the Applicable Margin for such fiscal quarter, together with such financial statements and supporting detail as the Administrative Agent may reasonably request from time to time.

         "Average Daily Credit Balance" means, for any period, the aggregate principal amount of all Revolving Credit Loans and all Swingline Loans and the undrawn face amount of all Letters of Credit outstanding at the end of each day during such period, divided by the number of days in such period.

         "Banks" shall have the meaning given to such term in the introductory paragraph hereof and shall include the Swingline Lender. The term shall also include any assignee of a Bank under Section 9.6.

         "Base Rate" shall mean, at any date, the rate of interest announced or adopted by U.S. Bank National Association, on such date, as its "Prime Rate," with the understanding that the "Prime Rate" serves as a basis on which the rate of interest is from time to time calculated for loans making reference thereto, and may not be the lowest, best or most favored of the interest rates offered by U.S. Bank National Association.

         "Base Rate Loans" shall mean Loans which, at the time, pursuant to the terms of this Agreement, bear interest at rates based on the Base Rate.

         "Borrowing Base" shall mean, at any date, an amount equal to the sum of
(1) 75% of the aggregate amount then due under all Eligible Receivables, and (2) the lesser of (a) 50% of the book value of all Eligible Equipment on such date, or (b) the Eligible Equipment Cap. All determinations in connection with the Borrowing Base shall be made initially by the Borrower in accordance with its credit and collection policy and certified to the Administrative Agent in the Borrowing Base Certificate; provided, however, that the Administrative Agent shall have the right to review and adjust, in its reasonable credit judgment, any such determination by the Borrower to the extent such determination is not in accordance with this Agreement.

         "Borrowing Base Certificate" shall mean a certificate, in favor of the Administrative Agent, signed by an authorized officer of the Borrower, substantially in the form of Exhibit F hereto, or in such other form as the Administrative Agent may reasonably request from time to time.

         "Borrowing Date" shall mean the date of each borrowing under Sections
2.1 and 2.2 hereof.

         "Business Day" shall mean any day on which commercial banks are not authorized or required to close in Kansas City, Missouri or Chicago, Illinois, provided, however, that when used in connection with a Libor Loan, the term "Business Day" shall also exclude any day on which banks are not open for dealing in Dollar deposits in the London interbank market.

         "Capital Expenditures" shall mean, without duplication, (1) expenditures (whether paid in cash or accrued as a liability) for fixed assets, tooling, plant and equipment (including without limitation the incurrence of Capital Lease Obligations), (2) any other expenditures (including without limitation all software research and development costs) that would be classified as capital expenditures in accordance with GAAP, and (3) the amount of consideration paid (other than in equity securities of the Borrower) and/or any monetary obligation incurred in respect of the purchase price for any Acquisition.

         "Capital Lease Obligations" shall mean, as to any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal property which obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person in accordance with GAAP and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

         "Central Time" shall mean time as in effect in the central time zone in the United States from time to time.

         "Change in Control" shall be deemed to have occurred if (1) any person or group (within the meaning of Rule 13d-5 of the SEC as in effect on the Closing Date) shall own, directly or indirectly, beneficially or of record, shares representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Borrower; or (2) a change shall occur during any period in the Board of

Directors of the Borrower in which the individuals who constituted the Board of Directors of the Borrower at the beginning of such period (together with any other director whose election by the Board of Directors of the Borrower or whose nomination for election by the stockholders of the Borrower was approved by a vote of at least two-thirds of the directors then in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the directors of the Borrower then in office.

         "Closing Date" shall mean the date of this Agreement, as indicated in the introductory paragraph hereof.

         "Code" shall mean the Internal Revenue Code of 1986, as amended.

         "Commitments" shall mean, as to each Bank, at any date, without duplication, its Revolving Credit Loan Commitment, its Letter of Credit Commitment and its Swingline Exposure, all at such date; provided, however, that, in the case of the Swingline Lender (solely in its capacity as the Swingline Lender), its Commitments shall mean its Swingline Loan Commitment.

         "Consolidated Cash Balances" shall mean, at any date, the aggregate amount of Qualifying Cash Investments of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP. If the amount of value of a Qualifying Cash Investment is not priced daily on a recognized national market or by the issuer thereof or is not otherwise readily determinable, then the Administrative Agent shall determine the amount or value of such Qualifying Cash Investment using commercially reasonable valuation methods.

         "Consolidated EBITDA" shall mean, for any period, for the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP, Consolidated Net Income for such period, plus (1) the sum of all amounts deducted from income in arriving at Consolidated Net Income during such period for (a) Interest Expense, (b) federal, state and local income taxes, and (c) depreciation, amortization and other non-cash charges (including, without limitation, amortization of software development costs and goodwill write-offs), plus or minus, as the case may be, (2) the sum of all amounts included in Consolidated Net Income during such period arising out of, without duplication, (a) extraordinary gains or losses in accordance with GAAP, (b) discontinued operations gains or losses in accordance with GAAP, (c) gains or losses arising of out of the sale of assets, and (d) non-cash adjustments to stock investments.

         "Consolidated Interest Expense" shall mean, for any period, for the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP, all cash and non-cash interest on Indebtedness (including, without limitation, imputed interest on Capital Lease Obligations) during such period, plus (1) the sum of all fees, commissions and net losses amortized during such period under any Interest Rate Protection Agreement, plus (2) the sum of all fees and commissions payable in connection with letters of credit during such period, minus (3) the sum of all net gains under any Interest Rate Protection Agreement during such period.

         "Consolidated Maintenance CAPEX" shall mean, for any period, for the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP, the sum of (1) 50% of all depreciation expense for such period, and (2) 50% of all amortization expense for such period; in each case to the extent such depreciation expense and amortization expense would be added to Consolidated Net Income in the determination of EBITDA for such period.

         "Consolidated Net Income" shall mean, for any period, for the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP, all income and losses during such period.

         "Consolidated Net Worth" shall mean, at any date, for any group of Persons on a consolidated basis in accordance with GAAP, the amount shown as "total shareholders' equity" (or any like caption) on such Persons' consolidated balance sheet at such date.

         "Consolidated Senior Funded Debt" shall mean, at any date, for the Borrower and its Subsidiaries, Consolidated Total Funded Debt on such date less the aggregate amount of Consolidated Total Funded Debt on such date that has been subordinated to the prior payment in full of all Indebtedness under this Agreement, the Notes and the other Credit Documents pursuant to a subordination agreement satisfactory in form and content to the Administrative Agent in its sole and absolute discretion.

         "Consolidated Total Assets" shall mean, at any date, the total assets of the Borrower and its Subsidiaries as determined in accordance with GAAP, as reflected in the most recent financial statements of the Borrower and its Subsidiaries delivered to the Administrative Agent in accordance with Section
6.1 hereof.

         "Consolidated Total Funded Debt" shall mean, at any date, for the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP, without duplication, all Indebtedness (including, without limitation, Capital Lease Obligations and Guaranties of Indebtedness of others), regardless of maturity.

         "Continue," "Continuation" and "Continued" shall refer to the continuation of a Loan of one type as a Loan of the same type from one Interest Period to the next Interest Period.

         "Convert," "Conversion," and "Converted" shall refer to a conversion pursuant to Section 2.9 hereof of Loans of one type into Loans of the other type.

         "Covenant Compliance Certificate" shall mean a certificate, in favor of the Administrative Agent, signed by the chief financial officer of the Borrower, substantially in the form of Exhibit G hereto, or in such other form as the Administrative Agent may reasonably request from time to time, which sets forth in reasonable detail the computations necessary to determine whether the Borrower and its Subsidiaries are in compliance with the financial covenants set forth in this Agreement for the relevant period.

         "Credit Documents" shall mean, collectively, this Agreement, the Notes, the Letters of Credit, the Subsidiary Guaranty, the Reimbursement Agreements and all other documents which evidence, secure, guarantee or otherwise relate to any of the foregoing, as any or all of the foregoing may be amended, renewed, restated, replaced, consolidated or otherwise modified from time to time.

         "Default" shall mean an event or condition the occurrence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

         "Default Rate" shall mean, in respect of any principal of any Loan or any other amount whatsoever payable by the Borrower under this Agreement or any Note which is not paid when due (whether at stated maturity, by acceleration or otherwise), a rate per annum during the period commencing on and including the due date of such amount to but not including the date such amount is paid in full equal to 3% per annum above the Base Rate from time to time.

         "Dollars" and "$" shall mean lawful money of the United States of America.

         "Eligible Equipment" means, at any date, all Equipment of the Borrower and its Subsidiaries except (1) Equipment which in the reasonable opinion of the Administrative Agent is obsolete or unmerchantable, (2) Equipment which the Administrative Agent deems not to be Eligible Equipment based on such considerations as the Administrative Agent may reasonably deem appropriate, (3) Equipment which is subject to any Lien or any other claim of any kind or nature whatsoever, (4) Equipment which does not comply in all material respects with applicable laws, rules and regulations, (5) Equipment which is defective, unusable, or otherwise fails to meet the requirements of the Borrower or such Subsidiary in any material respect, (6) Equipment as to which any representation or warranty applicable thereto and made herein or in any of the other Credit Documents is or becomes untrue in any respect or as to which any covenant applicable thereto and contained herein or in any of the other Credit Documents shall not have been complied with in any material respect, (7) Equipment consigned or leased to or from any Person, and (8) Equipment that is or becomes a fixture under the laws of the jurisdiction where such Equipment is located.

         "Eligible Equipment Cap" means $25,000,000; provided, however, that if, after the Closing Date, the Borrower and the Banks agree to increase the total amount of the Commitments beyond $90,000,000, then the foregoing original $25,000,000 Eligible Equipment Cap shall be increased by the same percentage as the percentage increase in the total amount of the Commitments. Any subsequent reduction in the total amount of the Commitments shall likewise proportionately reduce the Eligible Equipment Cap, but in no event shall the Eligible Equipment Cap be less than $25,000,000.

         "Eligible Receivables" means, at any date, all Receivables of the Borrower and its Subsidiaries (other than any of the Foreign Subsidiaries) except:

         (1) all Receivables (a) with respect to which an invoice or bill has not been issued or with respect to which any amount due under such Receivable remains unpaid more than 150 days after the date of the original invoice or bill for such Receivable,
                  (b) from an account debtor, if 25% or more of such account debtor's Receivables are not Eligible Receivables, (c) from an account debtor who is insolvent or bankrupt, (d) from an account debtor disapproved by the Administrative Agent for reasonable cause, or (e) which should be classified as delinquent or written off as uncollectible in the Administrative Agent's reasonable credit judgment;

         (2) any Receivable (a) which is in dispute or is subject to any Lien or any offset, claim or defense of any kind or nature whatsoever, or (b) which does not comply in all material respects with all applicable laws, rules and regulations, (c) which is not payable in Dollars, or (d) with respect to which the account debtor is not organized under the laws of the United States or any State thereof (except, in the case of an account debtor who is not incorporated under the laws of the United States or any State thereof, to the extent such Receivable is covered by a letter of credit or a foreign receivable credit insurance policy which, in each case, is reasonably acceptable to the Administrative Agent in terms of its amount, form, terms and issuer);

         (3) any Receivable (a) due from suppliers of inventory to the extent the Borrower or any of its Subsidiaries (other than a Foreign Subsidiary) is indebted to such suppliers, (b) which the Borrower or such Subsidiary rescinds, annuls, or modifies (to the extent the modification reduces the amount due or otherwise causes the Receivable to be excepted out pursuant to this definition), (c) with respect to which the payment of any amount due thereunder is contingent upon the fulfillment of any condition whatsoever, or arises from any repurchase or return arrangement, or (d) which the Administrative Agent in its sole discretion deems not to be an Eligible Receivable, based on such considerations as the Administrative Agent may reasonably deem appropriate; and

         (4) all Receivables as to which any representation or warranty applicable thereto and made herein or in any of the Credit Documents is or becomes untrue in any material respect or as to which any covenant applicable thereto and contained herein or in any part of the Credit Documents shall not have been complied with in any material respect.

         "Environmental Laws" shall mean all federal, state, local and other applicable statutes, ordinances, rules, regulations, judicial orders or decrees, common law theories of liability, governmental or quasi-governmental directives or notices or other laws or matters existing on or after the Closing Date relating in any respect to occupational safety, health or environmental protection.

         "Equipment" shall mean all machinery, furniture, computers, office equipment, vehicles and other equipment, as that term is defined in the Uniform Commercial Code as in effect from time to time in the State of Missouri.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

         "ERISA Affiliate" shall mean any corporation or trade or business which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Borrower or is under common control (within the meaning of Section 414(c) of the Code) with the Borrower.

         "Event of Default" shall have the meaning given to such term in Section 7 hereof.

         "Existing Credit Agreement" shall mean the Credit Agreement, dated as of April 1, 1999, among the Borrower and Mercantile Bank, N.A., predecessor to U.S. Bank National Association, as the agent, the issuing bank and the sole bank thereunder, as amended by (1) the First Amendment to Credit Agreement dated as of June 30, 2000, (2) the Second Amendment to Credit Agreement dated as of July 1, 2001, and (3) the third Amendment to Credit Agreement dated as of December 21, 2001.

         "Foreign Subsidiary" any Subsidiary that is not organized under the laws of any State of the United States of America or that has any permanent place of business outside the United States of America, including, without limitation: (1) Cerner Corporation PTY Limited, a corporation organized under the laws of Australia; (2) Cerner FSC, Inc., a corporation organized under the laws of Barbados; (3) Cerner Limited, a corporation organized under the laws of the United Kingdom; (4) Cerner Deutschland GmbH, a corporation organized under the laws of Germany; (5) Cerner Singapore Limited, a Delaware corporation; (6) Cerner Canada Limited, a Delaware corporation; (7) Cerner Malaysia SDN BHD, a corporation organized under the laws of Malaysia; and (8) Cerner Belgium, Inc., a Delaware corporation.

         "GAAP" shall mean generally accepted accounting principles in the United States of America, as in effect from time to time.

         "Governmental Authority" shall mean any nation or government, any state or other political subdivision thereof, and any branch, department, or agency thereof, or any other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to a government.

         "Guarantee" shall mean, in respect of any Person, any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Indebtedness of another Person, including without limitation by means of an agreement to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to maintain financial covenants, or to assure the payment of such Indebtedness by an agreement to make payments in respect of goods or services regardless of whether delivered, or otherwise, provided, that the term "Guarantee" shall not include endorsements for deposit or collection in the ordinary course of business; and such term when used as a verb shall have a correlative meaning.

         "Guarantor Subsidiary" shall mean each existing and future Subsidiary of the Borrower other than the Foreign Subsidiaries. As of the Closing Date, the Guarantor Subsidiaries are: (1) Cerner Properties, Inc.; (2) Cerner International, Inc.; (3) Cerner Multum, Inc.; (4) Cerner Health Connections, Inc.; (5) Cerner Health Facts, Inc.; (6) Cerner Citation, Inc.; (7) Cerner Investment Corp.; (8) Health Network Ventures, Inc.; (9) Cerner Campus Redevelopment Corporation; (10) Cerner Radiology Information Systems, Inc.; (11) Zynx Health Incorporated, and (12) Cerner DHT, Inc.

         "Hazardous Materials" shall mean any flammable materials, explosives, radioactive materials, hazardous materials, hazardous wastes, hazardous or toxic substances, or similar materials defined as such in any applicable Environmental Law.

         "Indebtedness" shall mean, as to any Person, on a consolidated basis with such Person's Subsidiaries, without duplication: (1) all obligations of such Person for borrowed money or evidenced by bonds, debentures, notes or similar instruments, (2) all obligations of such Person for the deferred purchase price of property or services, except trade accounts payable and accrued liabilities arising in the ordinary course of business which are not overdue by more than 30 days or which are being contested in good faith by appropriate proceedings, (3) all Capital Lease Obligations of such Person, (4) all Indebtedness of others secured by a Lien on any properties, assets or revenues of such Person to the extent of the value of the property subject to such Lien, (5) all Indebtedness of others Guaranteed by such Person and (6) all obligations of such Person, contingent or otherwise, in respect of any letters of credit or bankers' acceptances.

         "Interest Period" shall mean, with respect to any Libor Loan, each period commencing on the date such Loan is made, Continued, or Converted, and ending on the numerically corresponding day in the first, second, third, sixth or twelfth calendar month thereafter, as the Borrower may select, except that each Interest Period which commences on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month. Notwithstanding the foregoing: (1) any Interest Period for any Loan which would otherwise extend beyond the Revolving Credit Termination Date shall end on the Revolving Credit Termination Date; (2) each Interest Period that would otherwise end on a day which is not a Business Day shall end on the immediately succeeding Business Day (or, if such next succeeding Business Day falls in the next succeeding calendar month, on the immediately preceding Business Day); and (3) the Borrower shall select the duration of Interest Periods in such a way so that, notwithstanding clauses (1) and (2) above, no Interest Period shall have a duration of less than one month (and, if any Libor Loans would otherwise have an Interest Period of a shorter duration, they shall be Base Rate Loans for the relevant period).

         "Interest Rate Protection Agreement" shall mean any interest rate swap, cap, collar agreement or similar agreement or arrangement designed to protect the Borrower or any of its Subsidiaries against fluctuations in interest rates.

         "Investment" by any Person in any other Person shall mean: (1) the amount paid or committed to be paid, or the value of property or services contributed or committed to be contributed, by such first Person for or in connection with any stock, bonds, notes, debentures, partnership or other ownership interests or other securities of such other Person or as a capital contribution to such other Person; and (2) the principal amount of any advance, loan or extension of credit by such first Person to such other Person (other than any such advance, loan or extension of credit having a stated term not exceeding 60 days made by such first Person to its trade customers in the ordinary course of its business) and (without duplication) any amount committed to be advanced, loaned or extended by such first Person to such other Person.

         "LC Exposure" shall mean, at any date, with respect to any Bank, its Pro-Rata Share of the sum of (1) the undrawn face amount of all Letters of Credit then outstanding, and (2) the aggregate amount of all payments made by the Issuing Bank under or in connection with any Letter of Credit for which the Issuing Bank has not been reimbursed.

         "Letters of Credit" shall mean letters of credit issued by the Issuing Bank for the account of the Borrower pursuant to Section 2.3 hereof.

         "Letter of Credit Commitment" shall mean, as to each Bank, its obligation to participate in Letters of Credit, as described in Section 2.3(c) hereof, in an aggregate amount at any time not to exceed the amount set forth opposite such Bank's name on Exhibit A hereto under the column entitled "Letter of Credit Commitment Amount."

         "Letter of Credit Fees" shall have the meaning given to such term in
Section 2.3(b) hereof.

         "Leverage Ratio" shall mean, at any date, the ratio of (1) Consolidated Total Funded Debt on such date, to (2) the sum of Consolidated EBITDA for the four fiscal quarters of the Borrower then most recently ended.

         "Libor" shall mean, with respect to any Libor Loan for any Interest Period therefor, (1) the Libor Index Rate for such Interest Period, if such rate is available, and (2) if the Libor Index Rate cannot be determined, the arithmetic mean, as determined by the Administrative Agent, of the rates per annum (rounded upwards, if necessary, to the nearest 1/16 of 1%) quoted by each of the Reference Banks and notified to the Administrative Agent at approximately 11:00 a.m., London time (or as soon thereafter as practicable), on the date two Business Days prior to the first day of such Interest Period for the offering by such Reference Bank to leading banks in the London interbank market of Dollar deposits having a term comparable to such Interest Period and in an amount comparable to the aggregate principal amount of the Libor Loans to be held by the Administrative Agent for such Interest Period. If any Reference Bank does not timely furnish such information for determination of any rate, the Administrative Agent shall determine such rate on the basis of information timely furnished by the remaining Reference Banks.

         "Libor Index Rate" means for any Interest Period, the rate per annum (rounded upwards, if necessary, to the nearest 1/16th of 1%) for deposits in Dollars for a period equal to such Interest Period, as quoted, as of 11:00 a.m., London time, on the date two Business Days before the first day of such Interest Period, on the appropriate Telerate page or by such other financial news service (electronic or otherwise) as the Administrative Agent, acting in a commercially reasonable manner, may elect to utilize from time to time.

         "Libor Loans" shall mean Loans the interest rates of which are, at the time, determined on the basis of rates referred to in the definition of "Libor" in this Section 1.1.

         "Libor Reserve Adjusted Rate" shall mean, for any Libor Loan for any Interest Period therefor, a rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) determined by the Administrative Agent to be equal to
(1) Libor for such Loan for such Interest Period, divided by (2) one minus the Reserve Requirements for such Loan for such Interest Period.

         "Lien" shall mean any mortgage, lien, pledge, claim, charge, security interest or encumbrance of any kind, including without limitation the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement, or any agreement to create or grant any of the foregoing or prohibiting the Borrower or any of its Subsidiaries from granting Liens on their respective assets for the benefit of the Banks.

         "Loans" shall mean collectively the Revolving Credit Loans and the Swingline Loans.

         "Majority Banks" shall mean, at any date, one or more Banks having at least 66-2/3% of the Commitments on such date; provided, however, that for so long as there are only four Banks under this Agreement with Revolving Credit Loan Commitments, "Majority Banks" shall mean any three of the four Banks provided that such three Banks have at least 66-2/3% of the Commitments.

         "Mandatory Prepayments" shall mean the prepayments of the Loans required by Section 2.13 hereof.

         "Multiemployer Plan" shall mean a Plan defined as such in Section 3(37) of ERISA to which contributions have been made by the Borrower or any ERISA Affiliate and which is covered by Title IV of ERISA.

         "Non-Utilization Fee" shall have the meaning given to such term in
Section 3.2 hereof.

         "Notes" shall mean the Revolving Credit Notes and the Swingline Note.

         "Obligations" shall mean, collectively, all indebtedness, liabilities and obligations whatsoever of the Borrower to the Banks whether now existing or hereafter arising under or in connection with this Agreement and/or any of the other Credit Documents, including without limitation, the principal of, and interest on, the Loans, all future advances thereunder, and all other amounts now or hereafter owing to the Administrative Agent, the Documentation Agent, the Lead Arranger, the Issuing Bank, the Swingline Lender or the Banks under this Agreement, the Notes, the Letters of Credit, the Reimbursement Agreements, the Subsidiary Guaranty or any of the other Credit Documents.

         "PBGC" shall mean the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

         "Permitted Liens" shall mean:

         (1) pledges or deposits by the Borrower or any of its Subsidiaries under worker's compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness of the Borrower or any of its Subsidiaries), or leases to which the Borrower or any of its Subsidiaries are parties, deposits to secure public or statutory obligations of the Borrower or any of its Subsidiaries, deposits of cash or U.S. Government bonds to secure surety or appeal bonds or payment or performance bonds to which the Borrower or any of its Subsidiaries are parties or which are issued for their account (other than for the payment of Indebtedness of the Borrower or any of its Subsidiaries), or deposits for the payment of rent (provided that such deposits as security for the payment of rent are required in the ordinary course of business);

         (2) Liens imposed by law, such as carrier's, warehousemen's, materialmen's and mechanics' Liens; provided, however, that the aggregate amount of liabilities with respect to such Liens are otherwise permitted by the terms of this Agreement, are not yet overdue or in dispute, and do not exceed $2,500,000 at any one time outstanding for the Borrower and its Subsidiaries in the aggregate; provided, further, that in the event the liabilities with respect to any such Liens become past due in accordance with their terms or are in dispute, and with respect to all Liens arising out of judgments or awards, the Borrower or relevant Subsidiary shall currently be contesting such Liens by prosecuting an appeal or proceeding for review in good faith and by proper procedure, such Liens shall be bonded against to the satisfaction of the Administrative Agent, and such Liens shall not exceed $2,500,000 at any one time outstanding in the aggregate;

         (3) Liens for taxes not yet subject to penalties for non-payment, the payment of which is being contested in good faith by appropriate proceedings, and Liens for taxes which are not yet overdue;

         (4) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, rights of way, highways and railroad crossings, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or other Liens incidental to the conduct of the business of the Borrower or any of its Subsidiaries or to the ownership of their property which were not incurred in connection with Indebtedness of the Borrower or any of its Subsidiaries, and which Liens do not materially detract from the value of said properties or materially impair the operation of the business of the Borrower or any of its Subsidiaries;

         (5) Liens created in connection with Capital Lease Obligations, provided that such Liens do not encumber any property other than the property financed by the capital lease under which such Capital Lease Obligations exist;

         (6) existing Liens in respect of property, assets or revenues of the Borrower or any of its Subsidiaries listed on Schedule 1.1 hereto;

         (7) Liens existing on any assets acquired by the Borrower or any of its Subsidiaries after the Closing Date, or created at the time of acquisition of such assets by the Borrower or any of its Subsidiaries after the Closing Date, in each case which act as security for purchase money Indebtedness; provided, however, that (a) any such acquisition or incurrence of Indebtedness is permitted by all other applicable provisions of this Agreement, (b) the Lien does not extend to any assets other than those being acquired, (c) the purchase money Indebtedness does not exceed 90% of the value of the asset so acquired, and (d) the aggregate amount of purchase money Indebtedness secured by all such Liens (excluding the aggregate amount of purchase money Indebtedness incurred pursuant to an Acquisition that is permitted by the terms of this Agreement) does not at any time exceed 5% of Consolidated Total Assets;

         (8) Liens arising by operation of law in favor of landlords in connection with the leasing of real property in the ordinary course of business, to the extent such liens encumber only personal property located on the leased property and the obligations secured thereby are limited to obligations arising under the related lease;

         (9) extensions, renewals, refinancings or replacements of any Permitted Liens referred to above, provided that, with respect to any such Liens described in subparts (5), (6) and (7) immediately above, the principal amount of the obligation secured thereby is not increased and that any such extension, renewal, refinancing or replacement is limited to the property originally encumbered thereby; and

         (10) in addition to the Liens described in subparts (1) through (9) above, other Liens provided that the aggregate amount of Indebtedness secured thereby does not at any time exceed 5% of Consolidated Total Assets.

         "Person" shall mean any individual, corporation, partnership, trust, joint venture, unincorporated association or other enterprise or any Governmental Authority.

         "Petroleum Products" shall mean, collectively, gasoline, diesel fuel, motor oil, waste or used oil, heating oil, kerosene and any other petroleum products.

         "Plan" shall mean an employee benefit plan established or maintained by the Borrower or any ERISA Affiliate and which is covered by Title IV of ERISA, other than a Multiemployer Plan.

         "Pro-Rata Share" means, at any date, with respect to a Bank, in each case expressed as a percentage (rounded to 15 decimal places, or such other number of decimal places as the Administrative Agent, acting in a commercially reasonable manner, may select from time to time):

         (1) Make Revolving Credit Loans. In the case of a Bank's obligation to make Revolving Credit Loans, a fraction (a) the numerator of which is the amount of such Bank's Revolving Credit Loan Commitment on such date, and (b) the denominator of which is the aggregate amount of all Banks' Revolving Credit Loan Commitments on such date.

         (2) LC Exposure. In the case of a Bank's obligation to participate in Letters of Credit, as contemplated by Section 2.3(f) hereof, a fraction (a) the numerator of which is the amount of such Bank's Letter of Credit Commitment on such date, and (b) the denominator of which is the aggregate amount of all Banks' Letter of Credit Commitments on such date.

         (3) Swingline Exposure. In the case of a Bank's obligation to reimburse the Swingline Lender for Swingline Loans, a fraction
                  (a) the numerator of which is the amount of such Bank's Revolving Credit Loan Commitment on such date, and (b) the denominator of which is the aggregate amount of all Banks' Revolving Credit Loan Commitments on such date.

         (4) Receive Principal or Interest. In the case of a Bank's right to receive payments of principal and interest with respect to its outstanding Revolving Credit Loans (including any such Revolving Credit Loans arising out of Swingline Loans or Letters of Credit), a fraction (a) the numerator of which is the aggregate unpaid principal amount of such Bank's Loans giving rise to such principal or interest payment on such date, and (b) the denominator of which is the aggregate unpaid principal amount of all Banks' Loans giving rise to such principal or interest payment on such date.

         (5) Receive Shared Fees. In the case of a Bank's right to receive payments with respect to Shared Fees, a fraction (a) the numerator of which is the aggregate unpaid principal amount of such Bank's Revolving Credit Loans on such date, and (b) the denominator of which is the aggregate unpaid principal amount of all Banks' Revolving Credit Loans on such date.

         (6) Indemnification; Other. In the case of a Bank's obligations under Section 8.5 hereof, or in any other case not addressed in subparts (1) through (5) above, a fraction (a) the numerator of which is the amount of such Bank's Revolving Credit Loan Commitment, and (b) the denominator of which is the aggregate amount of all Banks' Revolving Credit Loan Commitments (the foregoing fraction shall be calculated without regard to whether Bank or any other Bank has any commitment to make Revolving Credit Loans on such date).

         "Qualifying Cash Investments" shall mean (1) cash, (2) Investments described in subparts (b), (c), (d), (i), (j) and (k) of Section 6.13 hereof, and (3) Investments in obligations issued or fully guaranteed by the U.S. Government having a maturity of one year or less when issued.

         "Receivables" means all rights of the Borrower or any of its Subsidiaries to receive payment for goods sold, licensed or leased or for services rendered by the Borrower or any of its Subsidiaries in the ordinary course of business, together with all interest, finance charges or other amounts payable by an account debtor in respect thereof.

         "Reference Banks" shall mean three banks that regularly quote rates for the offering by such bank to leading banks in the London interbank market of Dollar deposits, which shall be selected from time to time by the Administrative Agent and designated as such for purposes of this Agreement.

         "Regulation D" shall mean Regulation D of the Board of Governors of the Federal Reserve System (or any successor thereto), as the same may be amended or supplemented from time to time.

         "Regulatory Change" shall mean, with respect to any Bank, any change after the Closing Date in United States Federal or state law or regulations, or the entry, adoption, or making after such date of any order, interpretation, directive, or request of or under any United States Federal or state law or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof, applying to a class of banks including such Bank.

         "Reimbursement Agreement" shall mean any application and/or reimbursement agreement pursuant to which a Letter of Credit has been issued, as the same may be amended, modified, supplemented or replaced from time to time.

         "Reimbursement Obligations" shall mean, at any date, the obligations of the Borrower then outstanding, or which may thereafter arise in respect to all Letters of Credit then outstanding, to reimburse amounts paid by the Issuing Bank in respect of any drawings under a Letter of Credit.

         "Requirement of Law" shall mean for any Person any law, treaty, regulation, rule, order, judgment or decree, or any other determination or requirement of any Governmental Authority or arbitrator applicable to or binding on such Person or any of its property or to which such Person or any of its property is subject.

         "Reserve Requirement" shall mean, for any Libor Loan for any Interest Period therefor, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during such Interest Period under Regulation D by any Bank against "Eurocurrency liabilities" (as such term is used in Regulation D), which shall be determined without benefit of or credit for exemptions, prorations or offsets. Without limiting the effect of the foregoing, the Reserve Requirement shall reflect any other reserves required to be maintained by such Bank by reason of any Regulatory Change against (1) any category of liabilities which includes deposits by reference to which Libor is to be determined as provided in the definition of "Libor" in this Section 1.1, or (2) any category of extension of credit or other assets which includes the Libor Loans.

         "Restricted Payments" shall have the meaning given to such term in
Section 6.11 hereof.

         "Revolving Credit Loan" shall have the meaning given to such term in
Section 2.1(a) hereof.

         "Revolving Credit Loan Commitment" shall mean, as to each Bank, its obligation to make Revolving Credit Loans under Section 2.1(a) hereof in an aggregate principal amount at any time outstanding not to exceed the amount set forth opposite such Bank's name on Exhibit A hereto under the column entitled "Revolving Credit Loan Commitment Amount."

         "Revolving Credit Notes" shall have the meaning given to such term in
Section 2.8 hereof.

         "Revolving Credit Termination Date" shall mean May 31, 2005; provided, however, that if such date would otherwise fall on a date which is not a Business Day, the Revolving Credit Termination Date shall be the next preceding Business Day.

         "SEC" shall mean the Securities and Exchange Commission or any successor thereto.

         "Shared Fees" shall mean the Unused Line Fee, the Non-Utilization Fee and the Letter of Credit Fees.

         "Subsidiary" shall mean, with respect to any Person, any corporation or other entity of which at least a majority of the outstanding securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions (irrespective of whether or not at the time stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more of its Subsidiaries.

         "Subsidiary Guaranty" shall mean the Subsidiary Guaranty, executed by each Guarantor Subsidiary for the benefit of the Administrative Agent, dated as of the Closing Date, as the same may be amended, modified, supplemented or replaced from time to time.

         "Swingline Exposure" shall mean, at any date, with respect to any Bank, its Pro-Rata Share of the outstanding principal amount of Swingline Loans on such date.

         "Swingline Lender" shall have the meaning given to such term in the introductory paragraph hereof.

         "Swingline Loans" shall have the meaning given to such term in Section 2.2(a) hereof.

         "Swingline Loan Commitment" shall mean, as to the Swingline Lender, its obligation to make Swingline Loans pursuant to Section 2.2 hereof, in an aggregate principal amount outstanding at any time not to exceed the amount set forth opposite such Bank's name on Exhibit A hereto under the column entitled "Swingline Loan Commitment Amount."

         "Swingline Note" shall have the meaning given to such term in Section
2.8 hereof.

         "Swingline Termination Date" shall mean the Revolving Credit Termination Date.

         "Total Capitalization" shall mean, at any date, for the Borrower and its Subsidiaries, the sum of (1) Consolidated Total Funded Debt, and (2) Consolidated Net Worth.

         "Wholly-Owned Subsidiary" shall mean, with respect to any Person, any Subsidiary of such Person all of the shares of capital stock (and all rights and options to purchase such shares) of which, other than directors' qualifying shares, are owned, beneficially and of record, by such Person or another Wholly-Owned Subsidiary of such Person.

         Additional definitions may be found in the preamble and throughout this Agreement.

         1.2. Accounting Terms; Statements of Variation.

         (a) All accounting terms used herein shall (except as otherwise expressly provided herein) be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Administrative Agent, the Documentation Agent, the Lead Arranger, the Issuing Bank, the Swingline Lender or any of the Banks hereunder shall be prepared, in accordance with GAAP applied on a basis consistent with the accounting principles used in the preparation of the audited financial statements of the Borrower and its Subsidiaries on a consolidated basis referred to in Section 5.2 hereof.

         (b) The Borrower shall deliver to the Banks at the same time as the delivery of any annual or monthly financial statement under Section 6.1 hereof notice of any material variation between the application of accounting principles employed in the preparation of such statement and the application of accounting principles employed in the preparation of the immediately preceding annual or monthly financial statements, as the case may be.

         (c) Except as otherwise provided herein, if any changes in accounting principles from those used in the preparation of the audited financial statements referred to in Section 5.2 hereof are hereafter required or permitted by the rules, regulations, pronouncements and opinions of the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or successors thereto or agencies with similar functions) and are adopted by the Borrower with the agreement of its independent certified public accountants and such changes result in a change in the method of calculation of any of the financial covenants, standards or terms in or relating to Section 6 hereof, the parties hereto agree to enter into discussions with a view to amending such provisions so as to equitably reflect such changes with the desired result that the criteria for evaluating the financial condition of the Borrower on a consolidated basis shall be the same after such changes as if such changes had not been made, provided that no change in GAAP that would affect the method of calculation of any of said financial covenants, standards or terms shall be given effect in such calculations until such provisions are amended, in a manner satisfactory to the Administrative Agent, to so reflect such change in accounting principles.

         (d) The Borrower and its Subsidiaries shall maintain their respective accounts on the basis of a fiscal year ending on the Saturday closest to December 31 of each year. Unless the context clearly requires otherwise, all references herein to "fiscal year" or "fiscal quarter" shall refer to the fiscal year or fiscal quarter, as the case may be, of the Borrower and its Subsidiaries.

         1.3. General Rules. For the purposes of this Agreement, the words "herein," "hereof," "hereunder" and words of similar import refer to this Agreement as a whole and not to a particular section, paragraph or other subdivision. Terms defined in the singular have a corresponding meaning when used in the plural and vice versa. Similarly, verbs defined in one tense have a corresponding meaning when used in another tense.

SECTION 2. THE COMMITMENTS

         2.1. Revolving Credit Loans.

         (a) Each Bank severally agrees, on and subject to the terms of this Agreement, to make loans ("Revolving Credit Loans") to the Borrower from time to time on any Business Day during the period from and including the Closing Date to but excluding the Revolving Credit Termination Date in an aggregate principal amount at any one time outstanding up to but not exceeding the difference between (1) the lesser of (A) the amount of the Bank's Revolving Credit Loan Commitment at such time, or (B) the Bank's Pro-Rata Share of the Borrowing Base at such time, and (2) the sum of (A) the Bank's Pro-Rata Share of the aggregate principal balance of all Revolving Credit Loans outstanding at such time, (B) the Bank's LC Exposure at such time, and (C) the Bank's Swingline Exposure at such time. Subject to the terms and conditions of this Agreement, during such period the Borrower may borrow, repay and reborrow Revolving Credit Loans.

         (b) The Revolving Credit Loans made on each Borrowing Date may, on and subject to the terms and conditions of this Agreement, be Base Rate Loans or Libor Loans (each being referred to in this Agreement as a "type" of Loan) as specified in the relevant notice of borrowing referred to in Section 2.4(a) hereof; provided that (1) no more than 10 Loans constituting Libor Loans may be outstanding at any one time, and (2) subject to clause (1) above, the Borrower may Convert Loans of one type into Loans of the other type or Continue Loans of one type as Loans of the same type, all as hereinafter provided.

         2.2. Swingline Loans.

         (a) The Swingline Lender agrees, on and subject to the terms of this Agreement, to make loans ("Swingline Loans") to the Borrower from time to time on any Business Day during the period from and including the Closing Date to but excluding the Swingline Termination Date in an aggregate principal amount at any one time outstanding up to but not exceeding the Swingline Loan Commitment at such time less the aggregate principal balance of all Swingline Loans outstanding at such time; provided, that the aggregate principal balance of all Swingline Loans then outstanding (or which would be outstanding if such Swingline Loan were to be made) plus the aggregate principal balance of all Revolving Credit Loans then outstanding plus the aggregate LC Exposure of all Banks at such time does not exceed the lesser of the Borrowing Base at such time or the total Commitments of all Banks at such time. Subject to the terms and conditions of this Agreement, during such period the Borrower may borrow, repay and reborrow Swingline Loans.

         (b) If the Borrower does not repay any Swingline Loans in accordance with the terms of this Agreement, the Swingline Note or any of the other Credit Documents, then the Banks shall reimburse the Swingline Lender on demand for the unpaid amount of such Swingline Loans. Such reimbursements shall be made by the Banks in accordance with their respective Pro-Rata Shares and shall thereafter be reflected as Revolving Credit Loans of the Banks on the books and records of the Administrative Agent. Each Bank shall fund its respective Pro-Rata Share of Revolving Credit Loans as required to repay Swingline Loans outstanding to the Swingline Lender upon demand by the Swingline Lender but in no event later than 2:00 p.m., Central Time, on the next succeeding Business Day after such demand is made. No Bank's obligation to fund its Pro-Rata Share of a Swingline Loan shall be affected by any other Bank's failure to fund its Pro-Rata Share of a Swingline Loan. Similarly, the Borrower's obligation to repay Swingline Loans shall not be affected by any Bank's failure to reimburse the Swingline Lender pursuant to this Section 2.2.

         (c) If any portion of any principal payment made by the Borrower to the Swingline Lender on account of any Swingline Loan shall be recovered by or on behalf of the Borrower from the Swingline Lender in bankruptcy or otherwise, the loss of the amount so recovered shall be ratably shared among all of the Banks in accordance with their respective Pro-Rata Shares.

         (d) Each Bank acknowledges and agrees that its obligation to refund Swingline Loans in accordance with the terms of this Section 2.2 is absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, the existence of a Default or an Event of Default. Further, each Bank agrees and acknowledges that if prior to the refunding of any outstanding Swingline Loans pursuant to this Section 2.2, one of the events described in Sections 7(h), (i) or (j) shall have occurred, each Bank will, on the date the applicable Revolving Credit Loan would have been made, purchase an undivided participating interest in the Swingline Loan to be refunded in an amount equal to its Pro-Rata Share of the aggregate amount of such Swingline Loan. Each Bank will immediately transfer to the Swingline Lender, in immediately available funds, the amount of its participation and upon receipt thereof the Swingline Lender will deliver to such Bank a certificate evidencing such participation dated the date of receipt of such funds and for such amount. Whenever, at any time after the Swingline Lender has received from any Bank such Bank's participating interest in a Swingline Loan, the Swingline Lender receives any payment on account thereof, the Swingline Lender will distribute to such Bank its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Bank's participating interest was outstanding and funded).

         (e) The parties acknowledge that the Swingline Loan facility referred to in this Section 2.2 is a subfacility of the Revolving Credit Loan facility referred to in Section 2.1 above and, accordingly, its use by the Borrower shall act to reduce, on a dollar-for-dollar basis, the amount of credit otherwise available to the Borrower under such Revolving Credit Loan facility.

         2.3. Letters of Credit

         (a) The Issuing Bank agrees, subject to the terms and conditions of this Agreement, to issue one or more letters of credit (each, a "Letter of Credit") for the account of the Borrower on any Business Day from the Closing Date to but excluding the Revolving Credit Termination Date as so requested by the Borrower; provided, however, that the Issuing Bank shall not be obligated to issue any Letter of Credit if (1) the LC Exposure of all Banks exceeds, or would exceed with the issuance of such Letter of Credit, the aggregate Letter of Credit Commitments for all Banks at such time, (2) the aggregate LC Exposure of all Banks at such time plus the aggregate principal balance of all Revolving Credit Loans then outstanding plus the aggregate Swingline Exposure of all Banks at such times exceeds, or would exceed if such Letter of Credit were issued, the lesser of the Borrowing Base at such time or the total Commitments of all Banks at such time, (3) any Default or Event of Default then exists or would result therefrom, (4) the expiry date of the Letter of Credit occurs more than one-year after its issuance date (subject to extension for additional one-year periods by the Issuing Bank, in its sole discretion, provided that any automatic renewal clause requested in such Letter of Credit shall require notice of non-renewal to be given to the Issuing Bank no more than 90 days from the stated expiry date),
(5) the expiry date of such Letter of Credit occurs, or under any circumstances may occur, on or after the Revolving Credit Termination Date, (6) the Borrower fails to sign such Reimbursement Agreements and other documents as the Issuing Bank may reasonably request in connection with the issuance of such Letter of Credit, or (7) the form or contents of such requested Letter of Credit are not reasonably acceptable to the Issuing Bank.

         (b) The Borrower agrees to pay the Administrative Agent, to be allocated by the Administrative Agent among the Banks in accordance with their respective Pro-Rata Shares, a fee with respect to each Letter of Credit computed at a per annum rate equal to the Applicable Margin for Libor Loans, as in effect from time to time, on the face amount of such Letter of Credit, provided that the annual fee for each Letter of Credit shall be at least $250 (collectively, the "Letter of Credit Fees"). The Letter of Credit Fees shall be payable in advance, with the first payment due on the issuance date of the Letter of Credit, and annually thereafter on each anniversary date thereof.

         (c) In addition to the Letter of Credit Fees described above, the Borrower shall pay or reimburse the Issuing Bank, for its own account and not for the benefit of the Banks, for such normal and customary costs and expenses as are incurred by the Issuing Bank in issuing, effecting payment under or otherwise administering any Letter of Credit, including, without limitation, the Issuing Bank's scheduled fees from time to time in respect of documentary letters of credit.

         (d) The Borrower shall execute such letter of credit application forms and/or Reimbursement Agreements as the Issuing Bank may request from time to time and, in any event, the Borrower shall be absolutely and unconditionally liable to reimburse the Issuing Bank on demand for any liability the Issuing Bank may incur in connection with the issuance of any Letters of Credit, including, without limitation, any draws or other payments made thereunder, and the Borrower assumes all risks in connection therewith, except to the extent such liability is the result of the gross negligence or willful misconduct of the Issuing Bank.

         (e) If the Issuing Bank issues a Letter of Credit under this Section 2.3, the Issuing Bank shall give notice thereof to the Administrative Agent, who shall in turn give to each Bank prompt written or telecopy advice of the issuance of such Letter of Credit.

         (f) By the issuance of a Letter of Credit, and without any further action on the part of the Issuing Bank or the Banks in respect thereof, the Issuing Bank shall be deemed to have granted to each Bank, and each Bank shall be deemed to have acquired from the Issuing Bank, a participation, to the extent of its Pro-Rata Share, in such Letter of Credit. In consideration and in furtherance of the foregoing, each Bank hereby absolutely and unconditionally agrees to pay to the Issuing Bank, in accordance with Section 2.3(g) below, such Bank's Pro-Rata Share of all Reimbursement Obligations; provided, however, that the Bank shall not be obligated to make any such payment with respect to any disbursement made under any Letter of Credit as a result of the gross negligence or willful misconduct of the Issuing Bank. Each Bank acknowledges and agrees that its acquisition of participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of any Default or Event of Default hereunder, and that each such payment shall be made without any offset, abatement, withholding, or reduction whatsoever.

         (g) Promptly after it shall have ascertained that any draft and any accompanying documents presented under a Letter of Credit appear to be in conformity with the terms and conditions of such Letter of Credit, the Issuing Bank shall give written or telecopy notice to the Borrower, the Administrative Agent, and the Banks of the receipt and amount of such draft and the date on which payment thereon will be made. If the Issuing Bank shall not have received from the Borrower the payment required pursuant to Section 2.3(h) below by 10:00 a.m., Central Time, one Business Day after the date on which payment of a draft present under any Letter of Credit has been made, the Issuing Bank shall promptly so notify the Administrative Agent and each Bank, specifying in the notice to each Bank its Pro-Rata Share of such disbursement. Each Bank shall pay to the Administrative Agent, not later than 2:00 p.m., Central Time, on such date, such Bank's Pro-Rata Share of such disbursement, which the Administrative Agent shall promptly pay to the Issuing Bank. The Issuing Bank shall promptly remit to each Bank its Pro-Rata Share of any amount subsequently received by the Issuing Bank in respect of any such disbursement.

         (h) If the Issuing Bank shall pay any draft presented under a Letter of Credit under circumstances entitling it to reimbursement under the applicable Reimbursement Agreement, the Borrower shall promptly pay to the Issuing Bank the amount of any such draft, and shall make all other payments required by, and comply with all other terms and conditions of, the applicable Reimbursement Agreement. With respect to any such payment which becomes due under the terms of this Section 2.3(h), the Borrower authorizes the Administrative Agent, at its option, to cause such payment to be made when due by charging such payment as an advance under the Revolving Credit Loans.

         (i) Upon the occurrence of an Event of Default, or the occurrence of any Default described in Sections 7(h), 7(i) or 7(j), an amount equal to the amount of the then aggregate LC Exposure shall without demand upon or notice to the Borrower or any other Person, be deemed (as between the Issuing Bank and the Borrower) to have been paid by the Issuing Bank under the then outstanding Letters of Credit (notwithstanding that such amount may not in fact have been so paid), and the Borrower shall be immediately obligated to reimburse the Issuing Bank for the amount deemed to have been so paid. Any amounts so received by the

Issuing Bank pursuant to the provisions of the foregoing sentence shall be deposited to a restricted deposit account (the "Assignee Deposit Account") maintained by the Administrative Agent as collateral security for the repayment of the Obligations. Neither the Borrower nor any other Person shall have any right to withdraw funds deposited in the Assignee Deposit Account, which right shall be vested solely in the Administrative Agent, on behalf of the Banks. The funds deposited in the Assignee Deposit Account pursuant to this subsection 2.3(f) shall be applied at any time to the Obligations whether or not then due in such order of application as the Majority Banks may determine in their sole and absolute discretion.

         (j) The parties acknowledge that the Letter of Credit facility referred to in this Section 2.3 is a subfacility of the Revolving Credit Loan facility referred to in Section 2.1 above and, accordingly, its use by the Borrower shall act to reduce, on a dollar-for-dollar basis, the amount of credit otherwise available to the Borrower under such Revolving Credit Loan facility.

         2.4. Borrowings.

         (a) The Borrower shall give the Administrative Agent notice (and the Administrative Agent shall promptly notify the Banks in writing) of each borrowing hereunder as provided in Section 2.17 hereof.

         (b) Not later than 1:00 p.m., Central Time, on the date specified for each borrowing hereunder, each Bank shall make available to the Administrative Agent the amount of the Revolving Credit Loan to be made by it on such date, at such account maintained by the Administrative Agent as the Administrative Agent shall specify, in immediately available funds, for the account of the Borrower. The amount so received by the Administrative Agent shall, subject to the terms and conditions of this Agreement, promptly be made available to the Borrower by depositing the same, in immediately available funds, in one or more accounts of the Borrower maintained with the Administrative Agent.

         2.5. Reductions and Changes of Commitments.

         (a) The Borrower shall have the right to reduce the Revolving Credit Loan Commitments, upon notice as provided herein; provided, however, that (1) each reduction in the total Revolving Credit Loan Commitments is an amount of not less than $5,000,000 and whole multiples of $1,000,000, and (2) any such reduction shall be accompanied by a corresponding mandatory prepayment, to the extent the Revolving Credit Loan Commitments (including, without duplication, the aggregate LC Exposure and the aggregate Swingline Exposure) after such reduction exceeds the Borrowing Base at such time.

         (b) Commitments once reduced in accordance with Section 2.5(a) may not be reinstated, unless each Bank shall agree to the reinstatement of such Commitments upon the request of the Borrower; provided, however, that any Bank may decline any such request for reinstatement, in its sole discretion.

         2.6. Lending Offices. The Loans of each type made by each Bank shall be made and maintained at such Bank's applicable lending office for Loans of such type.

         2.7. Several Obligations. The failure of any Bank to make any Loan to be made by it on the date specified therefor shall not relieve any other Bank of its obligation to make its Loan on such date, and neither any Bank nor the Administrative Agent shall be responsible for the failure of any other Bank to make a Loan to be made by such other Bank.

         2.8. Notes. The Revolving Credit Loans made by each Bank under its Revolving Credit Loan Commitment shall be evidenced by a promissory note of the Borrower in favor of such Bank in substantially the form of Exhibit B hereto (as to such Bank, as the same may be amended, renewed, restated, replaced, consolidated or otherwise modified from time to time, its "Revolving Credit Note"). Each Revolving Credit Note shall be dated as of the Closing Date, payable to the order of such Bank in a principal amount equal to the amount of its Revolving Credit Loan Commitment then in effect and otherwise duly completed. Each Loan made by each Bank under its Revolving Credit Loan Commitment, and all payments and prepayments made on account of the principal thereof, shall be recorded by such Bank on its books and records. Similarly, Swingline Loans made by the Swingline Lender shall be evidenced by a promissory note of the Borrower in favor of such Bank in substantially the form of Exhibit C hereto, as the same may be amended, renewed, restated, replaced, consolidated or otherwise modified from time to time, the "Swingline Note"). The Swingline Note shall be dated as of the Closing Date, payable to the order of the Swingline Lender in a principal amount equal to the total Swingline Loan Commitment then in effect and otherwise duly completed.

         2.9. Conversion or Continuation of Loans. Subject to Section 4 hereof, the Borrower shall have the right to Convert Loans of one type into Loans of the other type or Continue Loans of one type as Loans of the same type, at any time or from time to time, provided that (a) Libor Loans may be Converted only on the last day of an Interest Period for such Loans, and (b) Swingline Loans may be outstanding only as Base Rate Loans.

         2.10. Repayment of Loans. The Borrower shall pay to the Administrative Agent for the account of each Bank the full outstanding principal amount of such Bank's Revolving Credit Loans made under its Revolving Credit Loan Commitment (and all accrued interest thereon in accordance with Section 2.11) on the Revolving Credit Termination Date, or such earlier date as may be herein provided. The outstanding principal balance of each Swingline Loan shall be due and payable, without notice or demand, on the earlier to occur of: (a) five Business Days after the disbursement thereof, (b) the Swingline Termination Date, or (c) such earlier date as may be herein provided.

         2.11. Interest.

         (a) The Borrower shall pay to the Administrative Agent for the account of each Bank interest on the unpaid principal amount of each Loan of such Bank, (including, without limitation, each Swingline Loan) for the period commencing on and including the date of such Loan to but excluding the date such Loan is paid in full, at the following rates per annum:

                  (1) during any period while such Loan is a Base Rate Loan, the Base Rate (as in effect from time to time) plus the Applicable Margin (as in effect from time to time); and

                  (2) during any period while a Revolving Credit Loan is a Libor Loan, for each Interest Period relating thereto, the Libor Reserve Adjusted Rate for such Revolving Credit Loan for such Interest Period plus the Applicable Margin (as in effect from time to time).

         (b) Notwithstanding the provisions of clause (a) above, the Borrower shall pay to the Administrative Agent for the account of each Bank interest at the applicable Default Rate on any principal of any Loan of such Bank, (including, without limitation, any Swingline Loan) and on any interest or other amount payable by the Borrower, as applicable, hereunder or under any Note held by such Bank, which is not paid in full when due (whether at stated maturity, by acceleration or otherwise), for the period commencing on and including the due date thereof until the same is paid in full.

         (c) Accrued interest on each Loan shall be payable (1) in the case of each Revolving Credit Loan which is a Base Rate Loan, and in the case of all Swingline Loans, on the first day of each month, (2) in the case of each Revolving Credit Loan which is a Libor Loan, on the last day of each Interest Period therefor and, if such Interest Period is longer than three months, at three-month intervals following the first day of such Interest Period, provided that interest payable at the Default Rate shall be payable on demand.

         2.12. Optional Prepayments. The Borrower shall have the right to prepay the Loans in whole or in part at any time without premium or penalty, subject to giving the Administrative Agent prior notice in accordance with the provisions of Section 2.17 hereof, provided that (1) each such partial prepayment shall be in the aggregate principal amount of not less than $100,000 (except for the prepayment of a Swingline Loan in an original principal amount of less than $100,000, in which case such prepayment shall be in the amount of the outstanding principal balance of such Swingline Loan), and (2) any prepayment of a Libor Loan may be made only on the last day of the Interest Period therefor. Amounts prepaid in respect of Revolving Credit Loans and Swingline Loans under this Section 2.12 may be reborrowed on and subject to the terms and conditions hereof.

         2.13. Mandatory Prepayments. On any date, the Borrower shall prepay the Revolving Credit Loans to the extent the then-outstanding principal balance of such Loans exceeds the aggregate amount of the Revolving Credit Loan Commitments at such time. The Borrower shall likewise prepay the Swingline Loans to the extent to the extent the then-outstanding principal balance of such Loans exceeds the Swingline Loan Commitment at such time. Similarly, the Borrower shall prepay the Loans to the extent then-outstanding principal balance of the Loans, plus the aggregate amount of all Banks' LC Exposure at such time, exceeds the Borrowing Base at such time.

         2.14. Payments.

         (a) Except as otherwise expressly provided herein, the Borrower shall make each payment under this Agreement, the Notes and the other Credit Documents, without notice or demand, and without exercising any right of setoff, deduction or counterclaim, not later than 1:00 p.m., Central Time, on the date when due, in Dollars, to the Administrative Agent at such office as the Administrative Agent may designate from time to time by giving notice thereof to the Borrower. Payments received after 1:00 p.m., Central Time, shall be deemed received by the Administrative Agent on the next following Business Day, and interest shall accrue on such amount until such next Business Day. The Borrower shall, at the time of making each payment under this Agreement, the Notes or any of the other Credit Documents, specify to the Administrative Agent the Loans or other amounts payable by the Borrower to which such payment is to be applied; provided, however, that (a) the Administrative Agent and each affected Bank, and not the Borrower, shall have the exclusive right to allocate any payments as between principal and interest (but not as between Base Rate Loans and Libor Loans); (b) if the Borrower fails to so specify such payment, the Administrative Agent shall have the exclusive right to allocate such payment as it so chooses; and (c) so long as any Default or Event of Default is in effect, the Administrative Agent shall have the exclusive right to allocate such payments as it sees fit. Insofar as the Borrower's obligations are concerned, payment to the Administrative Agent shall constitute payment to the Banks.

         (b) The Administrative Agent shall remit to each Bank its Pro-Rata Share of all payments of principal and interest under the Loans and all Shared Fees received by the Administrative Agent on the Business Day the Administrative Agent receives such payments; provided, however, that if any such payment is received by the Administrative Agent after 2:00 p.m., Central Time, on such Business Day, then the Administrative Agent shall endeavor to remit to each Bank its Pro-Rata Share of such payment on such Business Day but shall be under no duty to do so. If the Administrative Agent fails to remit any such payment received after 2:00 p.m., Central Time, on any Business Day, the Administrative Agent shall remit to each Bank its Pro-Rata Share of such payment on the next following Business Day.

         (c) All payments from the Administrative Agent to a Bank, and all payments from a Bank to the Administrative Agent, in each case contemplated by this Agreement, shall be made by electronic funds transfer or by such other means and pursuant to such instructions as the Administrative Agent and such Bank may agree from time to time, any such agreement to be confirmed in writing at the request of the Administrative Agent or such Bank.

         (e) If the due date of any payment under this Agreement, the Notes or any of the other Credit Documents would otherwise fall on a day which is not a Business Day such date shall (unless otherwise expressly provided herein) be extended to the immediately succeeding Business Day and interest shall be payable for any principal so extended for the period of such extension.

         2.15. Pro Rata Treatment. Except as otherwise provided herein:

         (a) each borrowing of Revolving Credit Loans hereunder shall be made from the Banks, and each termination or reduction of the amount of the Revolving Credit Loan Commitments shall be applied to such Commitments of the Banks, in each case in accordance with the Banks' respective Pro-Rata Shares;

         (b) the making, Conversion and Continuation of Loans of a particular type (except as otherwise provided in Section 3 hereof) shall be undertaken by the Banks in accordance with their respective Pro-Rata Shares; and

         (c) each payment and prepayment by the Borrower of principal of or interest on the Loans shall be made to the Administrative Agent for the account of the Banks in accordance with their respective Pro-Rata Shares, and likewise each payment of the Shared Fees (but not any other fees or amounts payable to the Administrative Agent or the Issuing Bank whether pursuant to a separate letter or otherwise) shall be made to the Administrative Agent for the benefit of the Banks in accordance with their respective Pro-Rata Shares.

         2.16. Minimum Amounts. Each borrowing of or Conversion into Base Rate Loans shall be in an amount of at least $250,000 and a whole multiple of $50,000 (other than borrowings of Swingline Loans, which shall be in an amount of at least $25,000 and a whole multiple of $5,000), and each borrowing of, Conversion into or Continuation of Libor Loans shall be in an amount of $1,000,000 and a whole multiple of $500,000 (borrowings, Conversions or Continuations of or into Loans of different types or, in the case of Libor Loans, having different Interest Periods at the same time hereunder to be deemed separate borrowings or Conversions for purposes of the foregoing, one for each type or Interest Period). Anything in this Agreement to the contrary notwithstanding, the aggregate principal amount of Libor Loans having the same Interest Period shall be at least equal to $1,000,000 and, if any Libor Loans would otherwise be in a lesser principal amount for any period, such Loans shall be Base Rate Loans during such period.

         2.17. Certain Notices. The Borrower shall give notices to the Administrative Agent of all borrowings, terminations of Commitments, Conversions, Continuations or prepayments of Loans, and of the duration of Interest periods, such notices to be substantially in the form of Exhibit D hereto. Each such notice shall be irrevocable and shall be effective only if received by the Administrative Agent not later than 10:00 a.m., Central Time, on the number of Business Days prior to the date of the relevant borrowing, termination, Conversion, Continuation or prepayment or the first day of such Interest Period specified below:

                                                            Notice of Business
Notice                                                          Days Prior
------                                                      ------------------

Termination of Commitments                                         1

Borrowing or prepayment of, or Conversion into,
Base Rate Loans; or borrowing or prepayment of
Swingline Loans
                                                                   0

Borrowing or prepayment of, Conversion into,
Continuation as, or duration of Interest Period for,
Libor Loans
                                                                   3

Each such notice of termination shall specify that it relates to the Revolving Credit Loan Commitments and the aggregate amount of the Commitments to be terminated or reduced. Each such notice of borrowing, Conversion, Continuation or prepayment shall specify the aggregate amount of Loans to be borrowed, Converted, Continued or prepaid and the amount, the type of Loans to be borrowed, Converted, Continued or prepaid (and, in the case of a Conversion, the type of Loans to result from such Conversion) and the date of borrowing, Conversion, Continuation or prepayment (which shall be a Business Day). Each such notice of the duration of an Interest Period shall specify the Loans to which such Interest Period is to relate. The Administrative Agent shall promptly notify the Banks of the contents of each such notice. In the event that the Borrower fails to select the type of Loan, or the duration of any Interest Period, for any Libor Loan within the time period and otherwise as provided in this Section 2.17, such Loan (if outstanding as a Libor Loan) will be automatically Converted into a Base Rate Loan on the last day of the then current Interest Period for such Loan or (if outstanding as a Base Rate Loan) will remain as, or (if not then outstanding) will be made as, a Base Rate Loan.

If the Administrative Agent receives a notice from the Borrower of a requested borrowing of a Base Rate Loan by 10:00 a.m., Central Time, on any Business Day, then the Agent shall give written notice of such requested borrowing to the Banks by 11:00 a.m., Central Time, on the same Business Day, and, as provided in
Section 2.4(b), each Bank shall remit its Pro-Rata Share of the requested borrowing, subject to all other terms and conditions of this Agreement, by 1:00 p.m., Central Time, on the same Business Day. Similarly, if the Administrative Agent receives a notice from the Borrower of a requested borrowing of a Libor Loan by 10:00 a.m., Central Time, on any Business Day, then the Agent shall give written notice of such requested borrowing to the Banks by 11:00 a.m., Central Time, on the same Business Day, and, as provided in Section 2.4(b), each Bank shall remit its Pro-Rata Share of the requested borrowing, subject to all other terms and conditions of this Agreement, by 1:00 p.m., Central Time, on the third Business Day thereafter.

Notwithstanding anything in this Section 2.17 to the contrary, if the Borrower gives notice of a requested borrowing of a Swingline Loan to the Swingline Lender by 2:00 p.m., Central Time, on any Business Day, then, subject to all other terms and conditions of this Agreement, the Swingline Lender shall disburse the requested Swingline Loan on the same Business Day.

         2.18. Non-Receipt of Funds by the Administrative Agent. Unless the Administrative Agent shall have been notified by a Bank or the Borrower prior to the date on which it is scheduled to make payment to the Administrative Agent of (in the case of a Bank) the proceeds of a Loan to be made by it hereunder or (in the case of the Borrower) a payment to the Administrative Agent for the account of one or more of the Banks hereunder (such payment being herein called the "Required Payment"), which notice shall be effective upon receipt by the Administrative Agent, that it does not intend to make the Required Payment to the Administrative Agent, the Administrative Agent may assume that the Required Payment has been made and may, in reliance on such assumption (but shall not be required to), make the amount thereof available to the intended recipient(s) on such date and, if such Bank has not, or the Borrower (as the case may be) does not, in fact made the Required Payment to the Administrative Agent by the close of business on the date due, the recipient(s) of such payment shall, on demand, repay to the Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on and including the date such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at a rate per annum, equal to (1) in the case of the Borrower, the Base Rate, and (2) in the case of a Bank, the Administrative Agent's cost of overnight funds, in each case for each day such amount was made available by the Administrative Agent. Notwithstanding anything in this Agreement to the contrary, in no event shall the Administrative Agent be obligated to make any Loan to the Borrower to the extent a Bank has failed to first remit its Pro-Rata Share of such Loan to the Administrative Agent.

         2.19. Balances; Sharing of Payments.

         (a) The Borrower agrees that, in addition to (and without limitation of) any right of set-off, banker's lien or counterclaim a Bank may otherwise have, each Bank shall be entitled, at its option, to set off and apply balances held by it for the account of the Borrower at any of its offices or Affiliates, in Dollars or in any other currency, whether or not matured, against any principal of or interest on any of such Bank's Loans, or any other amount payable to such Bank hereunder, which is not paid when due in accordance with the terms hereof (regardless of whether such balances are then due to the Borrower), in which case it shall promptly notify the Borrower and the Administrative Agent thereof, provided that such Bank's failure to give such notice shall not affect the validity of any such set off.

         (b) If any Bank shall obtain payment of any principal of or interest on any Loan or Reimbursement Obligation through the exercise of any right of set-off, banker's lien or counterclaim or similar right or otherwise, and, as a result of such payment, such Bank shall have received a greater percentage of the principal or interest then due hereunder by the Borrower to such Bank than its Pro-Rata Share thereof, it shall promptly purchase from such other Banks participations in (or, if and to the extent specified by such Bank, direct interests in) the Loans made by or the Reimbursement Obligations owing to such other Banks (or in interest due thereon, as the case may be) in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all the Banks shall share the benefit of such excess payment (net of any expenses which may be incurred by such Bank in obtaining or preserving such excess payment) pro rata in accordance with the unpaid principal and/or interest on the Loans or Reimbursement Obligation held by each of the Banks. To such end, all the Banks shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored. The Borrower agrees that any Bank so purchasing a participation (or direct interest) in the Loans made by other Banks or the Reimbursement Obligations owing to such Bank (or in interest due thereon, as the case may be) may exercise any and all rights of set-off, bankers' lien, counterclaim or similar rights with respect to such participation as fully as if such Bank were a direct holder of Loans or Reimbursement Obligation in the amount of such participation. Nothing in this Agreement shall require any Bank to exercise any such right or shall affect the right of any Bank to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of the Borrower. If under any applicable bankruptcy, insolvency or other similar law, any Bank receives a secured claim in lieu of a set-off to which this Section 2.19 applies, such Bank shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Banks entitled under this Section 2.19 to share in the benefits of any recovery on such secured claim.

         (c) Notwithstanding anything to the contrary in Sections 2.19(a) or (b) above, if the Swingline Lender or any Bank at any time has a separate credit relationship with the Borrower - separate and apart from such Person's credit relationship with the Borrower under this Agreement and the other Credit Documents - and such Person exercises any right of set-off, banker's lien or other right or claim with respect to any amounts due such Person by the Borrower under any such separate credit relationship, then all proceeds of such set-off, banker's lien or other right or claim, as the case may be, shall first be applied against the Borrower's obligations under this Agreement and the other Credit Documents, before being applied against the Borrower's obligations under such separate credit relationship.

         2.20. Computation of Interest. Interest on the principal amount of the Loans from time to time outstanding and any other amount due hereunder and calculated on a per annum basis (including, without limitation, Letter of Credit Fees, the Unused Line Fee and the Non-Utilization Fee) shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed or the number of days to which such fee or other per annum amount applies, as the case may be. Each payment of interest shall be computed on the basis of the principal amount outstanding during each day of the term of each Loan and Reimbursement Obligation and the interest rate applicable to each such day.

         2.21. Guaranty. Payment and performance of the Obligations shall be guaranteed pursuant to the Subsidiary Guaranty.

         2.22. Advances After Default. Notwithstanding anything to the contrary herein, but subject, nevertheless, to Section 9.4 hereof, the Majority Banks may, but shall have no obligation of any kind whatsoever to, extend any credit or make any loan or advance to the Borrower under this Agreement, the Notes or any of the other Credit Documents so long as any Default or Event of Default shall have occurred and be continuing.

         2.23. Existing Credit Agreement; Existing Loans and LCs.

         (a) Upon the Closing Date, (a) this Agreement shall act to amend, restate and replace the Existing Credit Agreement in its entirety, (b) any right of the Borrower to obtain credit and any duty on the part of any Person to extend credit under the Existing Credit Agreement shall be terminated, and (c) all letters of credit outstanding under the Existing Credit Agreement (collectively, "Existing LCs") shall be deemed to be Letters of Credit outstanding under this Agreement and subject to all terms and conditions of this Agreement relating to Letters of Credit and, without further action on any Person's part and without limiting the generality of the foregoing, (1) the Borrower shall be unconditionally obligated to reimburse the Issuing Bank on demand for all draws and other amounts paid under such Letters of Credit by the Issuing Bank, irrespective of whether the Borrower executed a reimbursement agreement or the like with respect to such Letters of Credit, and (2) the Issuing Bank shall be deemed to be the issuer of (and hence the Issuing Bank with respect to) such Letters of Credit, and to have granted to each Bank, and each Bank shall be deemed to have acquired from the Issuing Bank, a participation in each such Letter of Credit equal to such Bank's Pro-Rata Share of the Letter of Credit Commitments on the Closing Date. The funding of the initial Revolving Credit Loan under this Agreement shall be used to refinance the outstanding principal balance of and all accrued interest on the revolving credit loans under the Existing Credit Agreement, and the Borrower directs that such initial Loan be disbursed to, and the Administrative Agent and the Banks consent to the disbursement of such initial Loan to, U.S. Bank National Association, in its capacity as the agent or the sole lender under the Existing Credit Agreement, to be kept and retained by U.S. Bank National Association for its own account, whereupon each Bank shall have an outstanding Revolving Credit Loan hereunder in an amount equal to its Pro-Rata Share of such initial Loan. If there are any unpaid commitment fees or other amounts owing under the Existing Credit Agreement (other than principal and interest and letter of credit reimbursement obligations as provided above), the Borrower agrees to pay such amounts on demand to U.S. Bank National Association in its capacity as the agent or the sole lender under the Existing Credit Agreement, notwithstanding that this Agreement otherwise amends, restates and replaces the Existing Credit Agreement, and the Administrative Agent and the Banks agree that U.S. Bank National Association may keep and retain such amounts for its own account.

         (b) Notwithstanding anything to the contrary in any other Section of this Agreement, the Borrower agrees that, from and after the Closing Date, the per annum Letter of Credit Fees for the Existing LCs shall be 1.10% of the face amount of the Existing LCs (1.10% being the Applicable Margin for Libor Loans as set forth in Level III of the definition of "Applicable Margin" in Section 1.1 hereof). On the Closing Date, the Borrower shall pay to the Administrative Agent, for its own account, an amount (the "Adjustment Amount") equal to the difference between (1) the amount of Letter of Credit Fees attributable to the Existing LCs (collectively, the "Existing LCs Fee Amount") for the time period beginning on the Closing Date and ending on a date (the "Paid-Through Date") which, with respect to each Existing LC, is the earlier of (A) one year after its issuance date, or (B) its stated expiration date, and (2) the aggregate amount of letter of credit fees for the Existing LCs last paid by the Borrower to U.S. Bank National Association under the Existing Credit Agreement. Upon the Administrative Agent's receipt of the Adjustment Amount, the Administrative Agent shall remit to each Bank its Pro-Rata Share of the Existing LCs Fee Amount. The Existing LCs shall expire upon their respective stated expiration dates, or earlier if such is the case, and any extensions, renewals or replacements thereof shall be issued under this Agreement. Notwithstanding anything in this Section 2.23(b) to the contrary, if the Paid-Through Date for any Existing LC occurs before its expiration date, then the amount of Letter of Credit Fees for such Existing LC for its remaining term after the Paid-Through Date shall be determined and paid in accordance with Section 2.3(b) hereof, and the Borrower shall pay in advance to the Administrative Agent, for the ratable benefit of the Banks, on the Paid-Through Date (and, if such is the case, annually thereafter) the per annum Letter of Credit Fee for the remaining term of such Existing LC, all as if such Existing LC had been originally issued under this Agreement on the Paid-Through Date.

SECTION 3. FEES; YIELD PROTECTION

         3.1. Unused Line Fee. The Borrower shall pay to the Administrative Agent (to be allocated by the Administrative Agent to the Banks in accordance with their respective Pro-Rata Shares), on the first day of each fiscal quarter, for the immediately preceding fiscal quarter, an unused line fee (the "Unused Line Fee") at a rate per annum equal to the Applicable Margin for the Unused Line Fee for such preceding fiscal quarter of the difference between (a) the average daily Commitments for all Banks for such preceding quarter, and (b) the Average Daily Credit Balance for such preceding fiscal quarter.

         3.2. Non-Utilization Fee. The Borrower shall pay to the Administrative Agent (to be allocated by the Administrative Agent to the Banks in accordance with their respective Pro-Rata Shares), on the first day of each fiscal quarter, for the immediately preceding fiscal quarter, a non-utilization fee (the "Non-Utilization Fee") equal to 0.10% per annum of the average daily Commitments for all Banks for such preceding quarter; provided, however, that no Non-Utilization Fee shall be payable if the Average Daily Credit Balance for such preceding fiscal quarter equals or exceeds 40% of the average daily Commitments for all Banks for such preceding fiscal quarter.

         3.3. Additional Costs. The Borrower shall pay to the Administrative Agent for the account of each Bank from time to time such amounts as such Bank may determine to be necessary to compensate it for any costs which such Bank determines are attributable to its making or maintaining any Loans or its obligation to make any Loans or issue or participate in any Letters of Credit hereunder, or any reduction in any amount receivable by such Bank hereunder in respect of any of such Loans or Letters of Credit or such obligation (such increases in costs and reductions in amounts receivable being herein called "Additional Costs") resulting from any Regulatory Change which:

                  (a) changes the basis of taxation of any amounts payable to such Bank under this Agreement, the Notes, the Letters of Credit or any of the other Credit Documents in respect of any of the Loans (other than taxes imposed on the overall net income of the Bank); or

                  (b) imposes, modifies or deems applicable any reserve, special deposit, minimum capital, capital ratio or similar requirements (other than the Reserve Requirement utilized in the determination of Libor Reserve Adjusted Rate for such Loan) relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, such Bank (including any of the Loans), or any Commitment of such Bank; or

                  (c) imposes any other condition affecting this Agreement, the Notes held by such Bank (or any of such extensions of credit or liabilities), the Letters of Credit, any of the other Credit Documents, the Loans, or the Commitment of such Bank or its lending office.

                  Each Bank will notify the Borrower of any event occurring after the Closing Date which will entitle such Bank to compensation pursuant to this Section 3.3 as promptly as practicable after it obtains knowledge thereof and determines to request such compensation (which determination such Bank will endeavor to make with reasonable promptness). Each Bank will furnish the Borrower with a certificate setting forth in reasonable detail the basis and amount of each request by the Bank for compensation under this Section 3.3.

                  Without limiting the effect of the provisions of this Section 3.3, in the event that, by reason of any Regulatory Change, any Bank becomes subject to restrictions on the amount of a category of deposits or liabilities which it may hold which includes deposits by reference to which the interest rate on Libor Loans is determined as provided in this Agreement or a category of assets of such Bank which includes Libor Loans, then, if such Bank so elects by notice to the Borrower and the Administrative Agent, the obligation of such Bank to make and to Continue, and to Convert Loans of any other type into, Libor Loans hereunder shall be suspended until such Regulatory Change ceases to be in effect (and all Libor Loans then held by such Bank shall be Converted into Base Rate Loans at the end of the Interest Periods applicable thereto, or immediately if holding any such Libor Loan would be contrary to any Requirement of Law).

                  Determinations and allocations by any Bank for purposes of this Section 3.3 of the effect of any Regulatory Change on its costs or rate of return of maintaining the Loans or its obligation to make Loans, or on amounts receivable by it in respect of the Loans, and of the amounts required to compensate such Bank under this Section 3.3, shall be conclusive, provided that such determinations and allocations are made on a reasonable basis and are set forth in reasonable detail in the certificates referred to herein.

         3.4. Limitation on Types of Loans. Anything herein to the contrary notwithstanding, if, on or prior to the determination of any Libor Rate for any Interest Period the Administrative Agent determines (which determination shall be conclusive) that quotations of interest rates for the relevant deposits referred to in the definition of "Libor" in Section 1.1 hereof are not being provided in the relevant amounts or for the relevant maturities for purposes of determining rates of interest for Libor Loans as provided herein, then the Administrative Agent shall give the Borrower and each Bank prompt notice thereof, and so long as such condition remains in effect, the Banks shall be under no obligation to make additional Loans of such type, to Continue Loans of such type or to Convert Loans of any other type into Loans of such type and the Borrower shall, on the last day(s) of the then current Interest Period(s) for the outstanding Loans of such type, either prepay such Loans or Convert such Loans into Base Rate Loans.

         3.5. Illegality. Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for any Bank to honor its obligation to make or maintain Libor Loans hereunder, then such Bank shall promptly notify the Borrower thereof (with a copy to the Administrative Agent) and such Bank's obligation to make or Continue Libor Loans, or Convert Loans into Libor Loans, shall be suspended until such time as such

Bank may again make and maintain Libor Loans (and such Bank's outstanding Libor Loans shall be Converted into Base Rate Loans in accordance with Section 3.3 hereof).

         3.6. Certain Conversions. If the Libor Loans of any Bank (such Loans being herein called "Affected Loans") are to be Converted pursuant to Section
3.3 or 3.4 or 3.5 hereof, such Bank's Affected Loans shall be automatically Converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for the Affected Loans (or, if holding such Affected Loan would be contrary to any Requirement of Law, on such earlier date as such Bank may specify to the Borrower with a copy to the Administrative Agent) and, unless and until such Bank gives notice as provided below that the circumstances specified in Section 3.3, 3.4 or 3.5 hereof which gave rise to such Conversion no longer exist:

                  (a) to the extent that such Bank's Affected Loans have been so Converted, all payments and prepayments of principal which would otherwise be applied to such Bank's Affected Loans shall be applied instead to its Base Rate Loans; and

                  (b) all Loans which would otherwise be made or Continued by such Bank as Libor Loans shall be made or Continued instead as Base Rate Loans and all Loans of such Bank which would otherwise be Converted into Libor Loans shall be Converted instead into (or shall remain as) Base Rate Loans.

If such Bank gives notice to the Borrower (with a copy to the Administrative Agent) that the circumstances specified in Section 3.3, 3.4 or 3.5 hereof which gave rise to the Conversion or non-Continuation of such Bank's Affected Loans pursuant to this Section 3.6 no longer exist (which such Bank agrees to do promptly upon such circumstances ceasing to exist) at a time when Libor Loans are outstanding, such Bank's Base Rate Loans shall be automatically Converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Libor Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Banks holding Libor Loans and by such Bank are held pro rata (as to principal amounts and Interest Periods) in accordance with their respective Revolving Credit Loan Commitments.

         3.7. Compensation. The Borrower shall pay to the Administrative Agent for the account of each Bank, upon the request of such Bank through the Administrative Agent, such amount or amounts as shall be sufficient (in the reasonable opinion of such Bank) to compensate it for any loss, cost or expense which such Bank incurs (including, without limitation, any loss, cost or expense incurred by reason of the liquidation or re-employment of deposits, but excluding loss of anticipated profits) and determines is attributable to:

                  (a) any payment, prepayment or Conversion of a Libor Loan made by such Bank for any reason (including, without limitation, pursuant to Section 2.13 hereof or by reason of the acceleration of the Loans pursuant to
                           Section 7 hereof) on a date other than the last day of an Interest Period for such Loan; or

                  (b) any failure by the Borrower for any reason (including, without limitation, the failure of any of the conditions precedent specified in Section 4 hereof to be satisfied, but excluding the failure of the Administrative Agent or such Bank to make funds available to the Borrower when required to do so by the terms of this Agreement) to borrow any Loan from such Bank on the date for such borrowing specified in the relevant notice of borrowing given pursuant to
                           Section 2.17 hereof.

SECTION 4. CONDITIONS PRECEDENT

         4.1. Conditions Precedent to the Loans. Notwithstanding anything to the contrary in this Agreement, the obligation of any Bank or the Swingline Lender to make any Loans hereunder on the initial Borrowing Date is subject to each of the following conditions precedent:

         (a) The Administrative Agent shall have received the following, each of which shall be in form and substance satisfactory to the Administrative Agent:

                  (1) the Notes, duly executed and delivered by the Borrower;

                  (2) this Agreement, duly executed and delivered by the Borrower;

                  (3) the Subsidiary Guaranty, duly executed and delivered by each of the Guarantor Subsidiaries;

                  (4)      an initial Borrowing Base Certificate;

                  (5) an initial Covenant Compliance Certificate, for the fiscal quarter ending March 30, 2002, which sets forth in reasonable detail the computations necessary to determine whether the Borrower and its Subsidiaries were in compliance with the financial covenants set forth in this Agreement for such quarter (assuming the financial covenants set forth in this Agreement were in effect during such quarter);

                  (6) Certified copies of the Certificate of Incorporation and Bylaws (or equivalent documents) of the Borrower and each of the Guarantor Subsidiaries and of resolutions of their respective Boards of Directors authorizing the making and performance, in the case of the Borrower, of this Agreement, the Notes and all other Credit Documents, and in the case of the Guarantor Subsidiaries, of the Subsidiary Guaranty, and the transactions contemplated hereby and thereby;

                  (7) A certificate of appropriate officers of the Borrower and each of the Guarantor Subsidiaries in respect of each of its officers (A) who is authorized to execute and deliver, as the case may be, this Agreement, the Notes, the Subsidiary Guaranty and all other Credit Documents, and (B) who will, until replaced by another officer or officers duly authorized for that purpose, act as its representative for the purpose of signing documents and giving notices and other communications in connection with, as the case may be, this Agreement, the Subsidiary Guaranty and the other Credit Documents and the transactions contemplated hereby and thereby (and the Administrative Agent and the Banks may conclusively rely on such certificate until it receives notice in writing from the Borrower or such Guarantor Subsidiary to the contrary);

                  (8) Certificates of all liability insurance policies required by this Agreement and the other Credit Documents naming the Administrative Agent, in its capacity as Administrative Agent for the Banks, as an additional insured thereunder;

                  (9) An opinion of Randy D. Sims, General Counsel to the Borrower, addressing such matters and in such form as the Administrative Agent may reasonably require; and

                  (10) Such other documents as the Administrative Agent may reasonably request.

         (b) No material adverse change in the assets, prospects, business, operations, financial condition, liabilities or capitalization of the Borrower shall have occurred since the date of the most recent financial statement of the Borrower and its Consolidated Subsidiaries delivered to the Administrative Agent and the Banks.

         (c) No litigation or similar proceeding shall exist or be threatened with respect to the making of the Loans or consummation of the transactions contemplated hereby, and no Requirement of Law shall have been promulgated or deemed applicable which is likely to have a material adverse effect on the assets, liabilities, operations, business, prospects, financial condition or capitalization of the Borrower or the Guarantor Subsidiaries, on the timely payment of the principal of or interest on the Loans, or the enforceability of this Agreement, the Notes or any of the other Credit Documents, or the Banks' rights and remedies hereunder or thereunder.

         (d) All representations and warranties made by the Borrower and the Guarantor Subsidiaries herein or in any of the other Credit Documents, or in any certificate or statement furnished in connection with the Loans or otherwise, are true and correct in all material respects as of the date of each Loan as if made on and as of such date.

         (e) No Default or Event of Default shall have occurred and be continuing as of the date of any Loan or after giving effect to any Loan.

         (f) The Loans, the use of the proceeds thereof, the other transactions contemplated by this Agreement and the other Credit Documents, and the performance thereof by the Borrower and/or the Banks shall not violate, contravene, or conflict with, any Requirement of Law.

         4.2. Subsequent Loans and Advances. Each borrowing hereunder made after the initial Borrowing Date and each issuance of a Letter of Credit is subject to each condition precedent set forth in Section 4.1 above. In addition, in the case of each borrowing hereunder and each issuance of a Letter of Credit, such borrowing or request for a Letter of Credit to be issued and the related notice thereof by the Borrower hereunder shall constitute a certification by the Borrower, as of the date of such borrowing or request for a Letter of Credit to be issued, and after giving effect thereto, that (1) all representations and warranties made by the Borrower herein (except those regarding Subsidiaries made in Section 5.12 hereof that are identified as being made "as of the Closing Date") or in any of the other Credit Documents, or in any certificate or statement furnished in connection with the Loans or otherwise, are true and correct in all material respects as if made on and of such date, and (2) no Default or Event of Default shall have occurred and be continuing.

SECTION 5. REPRESENTATIONS AND WARRANTIES The Borrower represents and warrants to the Administrative Agent, the Issuing Bank, the Swingline Lender and the Banks as follows:

         5.1. Corporate Existence and Structure. The Borrower and each of its Subsidiaries is a corporation duly organized and validly existing in good standing under the laws of the jurisdiction of its organization; has all requisite corporate power; has all material governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted; and is qualified to do business in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure to so qualify would have a material adverse effect on the assets, prospects, business, operations, financial condition, liabilities or capitalization of the Borrower or any such Subsidiary.

         5.2. Financial Condition. The audited consolidated balance sheet of the Borrower as at December 29, 2001, and the related consolidated statements of earnings and changes in financial position of the Borrower for the fiscal year ended on said date, with the opinion thereon of December 29, 2001, heretofore furnished to each of the Banks, fairly present the consolidated financial condition of the Borrower as at said date and the consolidated results of its operations for the period covered thereby, all in accordance with GAAP applied on a consistent basis. Borrower did not have on said date any material contingent liabilities, material liabilities for taxes, unusual forward or long-term commitments or any material unrealized or anticipated losses from any unfavorable commitments, except as referred to or reflected or provided for in said balance sheet or the notes thereto as at said date. Since December 29, 2001, there has been no material adverse change in the assets, prospects, business, operations, financial condition, liabilities (direct or contingent) or capitalization of the Borrower from that set forth in said financial statements as at said date.

         5.3. Litigation. There are no legal or arbitration proceedings or any proceedings by or before any Governmental Authority now pending, or (to the Borrower's knowledge) threatened, against the Borrower or any of its Subsidiaries, which, if adversely determined, would have a material adverse effect on the business, assets, prospects, operations, financial condition, liabilities or capitalization of the Borrower and its Subsidiaries taken as a whole.

         5.4. No Breach. None of the execution and delivery of this Agreement, the Notes, or any of the other Credit Documents, the consummation of the transactions herein and therein contemplated, or the performance or compliance with the terms and provisions hereof or thereof will conflict with or result in a breach of, or require any consent or prepayment under:

                  (a)      the charter or bylaws of the Borrower, or

                  (b) any order, writ, injunction or decree of any court or other Governmental Authority or any arbitration board applicable to or binding on the Borrower, or

                  (c) any material agreement or instrument to which the Borrower is a party or by which it is bound, or constitute a default under any such agreement or instrument, or result in the creation or imposition of any Lien (other than Permitted Liens) on any of the properties, assets or revenues of the Borrower pursuant to the terms of any such agreement or instrument.

         5.5. Corporate Action; Binding Effect. The Borrower and each of its Subsidiaries has all necessary corporate power and authority to make and perform, as the case may be, this Agreement, the Notes, the Reimbursement Agreements and each of the other Credit Documents to which it is a party, and the making and performance by the Borrower and each of its Subsidiaries of, as the case may be, this Agreement, the Notes, the Reimbursement Agreements and each of such other Credit Documents, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on its part. This Agreement constitutes, each of the Notes when executed and delivered for value will constitute, and each of such other Credit Documents executed or to be executed by the Borrower or any of its Subsidiaries constitutes, the legal, valid and binding obligation of the Borrower and each such Subsidiary, as the case may be, enforceable in accordance with its terms, except to the extent that enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally, and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

         5.6. Approvals. No authorizations, approvals or consents of, and no filings or registrations with, any Governmental Authority or any other Person are necessary for the making or performance by the Borrower or any of its Subsidiaries of (as the case may be) this Agreement, the Notes, the Reimbursement Agreements or any other Credit Documents to which it is a party, or the validity or enforceability thereof.

         5.7. ERISA. The Borrower and each of its ERISA Affiliates have fulfilled their respective obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and are in compliance in all material respects with the presently applicable provisions of ERISA and the Code, and have not incurred any material liability to the PBGC or any Plan or Multiemployer Plan, other than an obligation to fund or make contributions to any such Plan in accordance with its terms and in the ordinary course.

         5.8. Taxes. The Borrower and all of its Subsidiaries have filed all United States Federal income tax returns and all other material tax returns which are required to be filed by them and have paid all taxes shown to be due pursuant to such returns or pursuant to any assessment received by the Borrower or such Subsidiary, except those taxes being contested in good faith by proper proceedings and for which adequate reserves are being maintained.

         5.9. Investment Company Act. Neither the Borrower nor any of its Subsidiaries is an "investment company" or a company "controlled" by an investment company" within the meaning of the Investment Company Act of 1940, as amended.

         5.10. Public Utility Holding Company Act. Neither the Borrower nor any of its Subsidiaries is a "holding company" or a "subsidiary company" of a "holding company" or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company" within the meaning of the Public Utility Holding Company Act of 1935, as amended.

         5.11. Environmental Matters.

         (a) The Borrower and each of its Subsidiaries has obtained all applicable permits, licenses and other authorizations which are required under all Environmental Laws, including laws relating to emissions, discharges, releases or threatened releases of Hazardous Materials into the environment (including, without limitation, ambient air, surface water, ground water or land) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, except to the extent failure to have any such permit, license or authorization does not have, and will not have, a material adverse effect on the assets, prospects, business, operations, financial condition, liabilities or capitalization of the Borrower or such Subsidiary. Except as set forth in
Schedule 5.11 hereto, the Borrower and each of its Subsidiaries is in compliance with all applicable Environmental Laws and with all terms and conditions of all permits, licenses and authorizations required to be obtained by it, and is also in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in applicable Environmental Laws or contained in any regulations, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, except to the extent that failure to so comply does not have, and will not have, a material adverse effect on the assets, prospects, business, operations, financial condition, liabilities or capitalization of the Borrower or such Subsidiary.

         (b) Except as set forth on Schedule 5.11 hereto, (1) neither the Borrower nor any of its Subsidiaries has used, stored, treated, transported, manufactured, refined, handled, produced or disposed of any Hazardous Materials or Petroleum Products on, under, at, from, or otherwise affecting any of their properties or assets, in any manner which at the time of the action in question materially violated any applicable Environmental Law governing the use, storage, treatment, transportation, manufacture, refinement, handling, production or disposal of such Hazardous Materials or Petroleum Products, and
(2) to the best of the Borrower's knowledge, no prior owner of such property or asset or any past or present tenant, subtenant, or other occupant or user thereof has used Hazardous Materials or Petroleum Products on, at, under, from or affecting such property or asset, in any manner which at the time of the action in question materially violated any applicable Environmental Law governing the use, storage, treatment, transportation, manufacture, refinement, handling, production or disposal of Hazardous Materials or Petroleum Products.

         (c) Except as set forth on Schedule 5.11 hereto, neither the Borrower nor any of its Subsidiaries has any obligations or liabilities under any applicable Environmental Law which could reasonably be expected to have a material adverse effect on the business, prospects, assets, financial condition, operations, liabilities or capitalization of the Borrower and its Subsidiaries taken as a whole, and neither the Borrower nor any of its Subsidiaries has received notice of any claims against it, and no presently outstanding citations or notices have been issued against or received by it which could reasonably be expected to have a material adverse effect on the business, prospects, assets, operations, financial condition, liabilities or capitalization of the Borrower and its Subsidiaries taken as a whole which in any case have been or are imposed by reason of or based on any applicable Environmental Law.

         5.12. Subsidiaries. Each of the Subsidiaries listed on Schedule 5.12 hereto (other than the Foreign Subsidiaries) is a Wholly-Owned Subsidiary of the Borrower, and the Borrower owns and has good title to (free and clear of all Liens), and has the unencumbered right to vote all the outstanding shares of capital stock of each such Subsidiary. Except as shown on Schedule 5.12, each of the Foreign Subsidiaries is a Wholly-Owned Subsidiary of Cerner International, Inc., which owns and has good title to (free and clear of all Liens), and has the unencumbered right to vote all the outstanding shares of capital stock of each such Foreign Subsidiary. As of the Closing Date, the Borrower has only the Subsidiaries listed on Schedule 5.12 hereto.

         5.13. Assets of the Borrower. The Borrower and each of its Subsidiaries owns all properties and assets it purports to own, free and clear of all Liens (except Permitted Liens), except to the extent the Borrower's or any Subsidiary's failure to own any such properties or assets would not have a material adverse effect on the business, prospects, assets, financial condition, operations, liabilities or capitalization of the Borrower and its Subsidiaries taken as a whole.

         5.14. Contracts. None of the Borrower or any of its Subsidiaries is in default under or has otherwise violated the terms of any contract or other agreement to which such Person is a party or by which such Person is bound, except for any such default the consequences of which would not have a material adverse effect on the business, prospects, assets, financial condition, operations, liabilities or capitalization of the Borrower and its Subsidiaries taken as a whole.

         5.15. Solvency.

         (a) The fair saleable value of the assets of the Borrower (on an unconsolidated basis) exceeds and will, immediately following the making of the Loans, exceed the amount that will be required to be paid on or in respect of the existing debts and other liabilities (including contingent liabilities) of the Borrower as they mature.

         (b) Neither the Borrower nor any of its Subsidiaries has or will have, immediately following the making of each Loan, unreasonably small capital to carry on its business as conducted or as proposed to be conducted.

         (c) Neither the Borrower nor any of its Subsidiaries intends to, or believes that it will, incur debts beyond its ability to pay such debts as they mature.

         5.16. Margin Regulations. Notwithstanding anything herein to the contrary, the Borrower shall not, directly or indirectly, use any Loan proceeds for the purpose of purchasing or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, or to extend credit to any Person for the purpose of purchasing or carrying any such margin stock, or for any purpose which violates, or is inconsistent with, Regulation X of such Board of Governors.

         5.17. Copyrights, Patents and Other Rights. The Borrower and each of its Subsidiaries possesses all patents, patent rights or patent licenses, trademark rights, trade names, trade name rights and copyrights and all other intellectual property rights which are required to conduct its business as presently conducted, and such rights do not infringe on or conflict with the rights of any other Person, except to the extent such infringement or conflict would not have a material adverse effect on the business, assets, prospects, operations, financial condition, liabilities or capitalization of the Borrower and its Subsidiaries taken as a whole.

         5.18. Disclosure. Neither this Agreement, nor any of the other Credit Documents, nor any certificate or statement furnished to the Administrative Agent or any Bank in connection herewith or otherwise, at the time it was executed, delivered and/or furnished, contained any untrue statement of a material fact, or omitted to state a material fact which was necessary in order to make the statements contained herein or therein not materially misleading. At the Closing Date, there is no fact known to the Borrower which materially and adversely affects, or in the future may reasonably be expected to materially and adversely affect, the business, assets, prospects, operations, financial condition, liabilities or capitalization of the Borrower or any of its Subsidiaries.

         5.19. Labor Matters. For at least the last five years, neither the Borrower nor any of its Subsidiaries has experienced any strike, labor dispute, slowdown or work stoppage due to labor disagreement, and to the best of the Borrower's knowledge, there is no strike, dispute, slowdown or work stoppage threatened against the Borrower or any of its Subsidiaries.

         5.20. No Event of Default. No Default or Event of Default has occurred and is continuing.

         5.21. Use of Proceeds. The proceeds of the Loans will be used by the Borrower to prepay the amount due under the Existing Credit Agreement, for working capital and for general corporate purposes, including but not limited to Acquisitions that are permitted by the terms of this Agreement. All Loans are and shall be (a) business loans as provided in Mo. Rev. Stat. Section 408.035 and also loans to a corporation, and (b) for business, commercial, investment or other similar purpose and not primarily for personal, family, household or agricultural use (as such terms are used or defined in Regulation Z promulgated by the Board of Governors of the Federal Reserve System and Title I and V of the Consumer Credit Protection Act, as amended). The Borrower anticipates that a portion of the proceeds of the Loans made to the Borrower will be advanced by the Borrower to, or will otherwise be used to directly or indirectly benefit, one or more Guarantor Subsidiaries. The Borrower acknowledges that the Borrower and the Guarantor Subsidiaries, while separate legal entities for liability and other purposes, are engaged in a common business enterprise or related businesses and share an identity of interests and that, as a result of the foregoing, the making of the Loans hereunder (even though disbursed to the Borrower) will materially benefit the Guarantor Subsidiaries, whether directly or indirectly.

         5.22. Authorized Officers. The Borrower hereby designates, appoints, authorizes and directs each of the officers designated in the certified resolution of the board of directors of the Borrower delivered to the Administrative Agent on the Closing Date (the "Authorized Officer") to act on behalf of the Borrower for purposes of giving notice to the Administrative Agent of requests for Loans and Letters of Credit under Section 2 hereof and for otherwise giving notices under this Agreement or the other Credit Documents. The Administrative Agent and the Banks are entitled to rely and act on the instructions of the Authorized Officer on behalf of the Borrower. The Borrower covenants and agrees to assume liability for and to protect, indemnify and hold harmless the Administrative Agent, the Issuing Bank, the Lead Arranger, the Documentation Agent, the Swingline Lender and the Banks from any and all liabilities, obligations, damages, penalties, claims, causes of action, costs, charges and expenses (including without limitation, attorneys' fees), which may be incurred by, imposed or asserted against the Administrative Agent, the Issuing Bank, the Lead Arranger, the Documentation Agent, the Swingline Lender or any Bank howsoever arising or incurred because of, out of or in connection with the Administrative Agent, the Issuing Bank, the Lead Arranger, the Documentation Agent, the Swingline Lender or any Bank dealing with the Authorized Officer on behalf of the Borrower, other than those liabilities, obligations, damages, penalties, claims causes of action, costs, charges and expenses incurred by reason of the gross negligence or willful misconduct of the Administrative Agent, the Issuing Bank, the Lead Arranger, the Documentation Agent, the Swingline Lender or such Bank, as the case may be.

SECTION 6. COVENANTS. Until payment in full of the principal of and interest on the Loans and all other amounts payable by the Borrower hereunder or under any of the other Credit Documents and until the expiration of the Commitments:

         6.1. Information. The Borrower shall deliver to the Administrative Agent and the Banks:

         (a) as soon as available and in any event within 45 days after the end of each fiscal quarter (commencing with the first whole or partial quarter after the Closing Date), (1) a consolidating balance sheet and income statement for the Borrower for the fiscal quarter and year-to-date period; (2) consolidated balance sheet and income statement for the Borrower reflecting quarterly and year-to-date performance against current quarter budget, budget year-to-date (on a calendar year basis), the prior year quarter and the prior year-to-date; (3) consolidated cash flow statement for the Borrower reflecting current quarter and year-to-date performance against current quarter and year-to-date budget and prior year quarter and prior year-to-date results; and (4) a certificate of the chief financial officer of the Borrower which certificate shall state that said financial statements fairly present the consolidated financial condition and results of operations of the Borrower in accordance with GAAP consistently applied, as at the end of, and for, such period (subject to normal year-end audit adjustments and to the absence of footnote disclosures);

         (b) as soon as available, and in any event within 120 days after the end of each fiscal year of the Borrower consolidated and consolidating income statements, statements of cash flows and reconciliation of net worth and the related consolidated and consolidating balance sheet and consolidated statement of stockholders' equity for the Borrower as at the end of such year, and for the immediately preceding fiscal year, setting forth in the case of each consolidated statement and balance sheet in comparative form the corresponding figures for the preceding fiscal year, and accompanied by an unqualified opinion thereon, of independent certified public accountants satisfactory to the Administrative Agent, which opinion shall state that said consolidated financial statements fairly present the consolidated financial condition and results of operations of the Borrower in accordance with GAAP as at the end of, and for, such fiscal year, and a certificate of such accountants stating that, in making the examination necessary for their opinion, they obtained no knowledge, except as specifically stated, of any Default or Event of Default continuing as of the date of such certificate;

         (c) promptly upon their becoming available, copies of all registration statements and annual, periodic or other regular reports, final proxy statements and such other similar information as shall be filed by the Borrower with the SEC, any national securities exchange or (to the extent not duplicative) any other similar Governmental Authority;

         (d) promptly upon the mailing thereof to the shareholders of the Borrower generally, copies of all notices, financial statements, reports and proxy statements so mailed;

         (e) as soon as possible, and in any event within ten days after the Borrower knows that any "reportable event" as defined in ERISA or notice of termination with respect to any Plan or Multiemployer Plan have occurred or exist, a statement signed by a senior officer of the Borrower setting forth details respecting such event or condition and the action, if any, which the Borrower or its ERISA Affiliate proposes to take with respect thereto (and a copy of any report or notice required to be filed with or given to PBGC by the Borrower or any of its ERISA Affiliates with respect to such event or condition);

         (f) except as otherwise provided in Section 6.10(d), not more than five Business Days after the formation of any Subsidiary or any Acquisition that, upon the consummation of that Acquisition, will result in any Person becoming a Subsidiary of the Borrower, notice thereof describing such transaction or event and the expected proceeds to be received therefrom, in detail satisfactory to the Administrative Agent;

         (g) not later than February 28 of each year, a consolidated operating budget for the Borrower, for the then-current "plan year" of the Borrower (to be the same as the Borrower's fiscal year) showing projected revenues, expenses, earnings and balance sheet by month and in such other detail reasonably satisfactory to the Administrative Agent, and thereafter from time to time any material modification to such budgets as soon as available;

         (h) promptly after the Borrower knows that any Default or Event of Default has occurred, notice of such Default or Event of Default, describing the same in reasonable detail and describing the steps being taken to remedy the same;

         (i) promptly after obtaining knowledge thereof, any material adverse change in the business, prospects, assets, financial condition, liabilities or capitalization of the Borrower or any of its Subsidiaries;

         (j) as soon as available and in any event within 15 days after the end of each month, a Borrowing Base Certificate calculating the Borrowing Base as of the end of the preceding month;

         (k) as soon as available and in any event within 45 days after the end of each fiscal quarter of the Borrower, a Covenant Compliance Certificate which sets forth in reasonable detail the computations necessary to determine whether the Borrower and its Subsidiaries are in compliance with the financial covenants set forth in this Agreement as of the end of such fiscal quarter;

         (l) as soon as available and in any event within 45 days after the end of each fiscal quarter, an Applicable Margin Calculation Certificate; and

         (m)      promptly from time to time such other information regarding
                  (1) the business, affairs, operations or condition (financial or otherwise) of the Borrower and its Subsidiaries, (2) compliance by the Borrower with its obligations contained herein or in any of the other Credit Documents, and (3) the transactions contemplated hereby, in each case in such form and in such detail as the Administrative Agent may reasonably request.

The Borrower will furnish to the Administrative Agent and the Banks, at the same time it furnishes financial statements pursuant to clauses (a) or (b) above, a certificate of the chief financial officer of the Borrower (1) to the effect that no Default or Event of Default has occurred and is continuing, (2) to the effect that all representations and warranties made by the Borrower in this Agreement (except those regarding Subsidiaries made in Section 5.12 hereof that are identified as being made "as of the Closing Date") or in any of the other Credit Documents are true and correct in all material respects as of the date of such certificate with the same force and effect as if made on such date, and (3) containing such other information as the Administrative Agent may from time to time reasonably request to be included in such certificate.

         6.2. Litigation, Etc. The Borrower shall promptly give to the Administrative Agent, and the Banks, notice of:

         (a) all legal or arbitration proceedings, and of all proceedings by or before any Governmental Authority affecting the Borrower or any of its Subsidiaries which, if adversely determined, might result in a monetary loss (regardless of whether any portion of such loss is covered by insurance) to the Borrower or any such Subsidiary in an amount in excess of (1) in the case of any individual proceeding, 1% of Consolidated Total Assets, and (2) in the case of all proceedings, 5% of Consolidated Total Assets; and

         (b) (1) the issuance by any Governmental Authority of any injunction, order or other restraint prohibiting, or having the effect of prohibiting or delaying, any action on the part of the Borrower or any of its Subsidiaries, or (2) the institution of any litigation or similar proceedings seeking any such injunction, order or other restraint which, in the case of subpart (1) hereof, would have, and in the case of subpart (2) hereof, would reasonably be expected to have if the outcome were adverse, a material adverse effect on the business, assets, prospects, operations, financial condition, liabilities or capitalization of the Borrower and its Subsidiaries taken as a whole.

         6.3. Compliance, Inspection, Etc. The Borrower shall, and shall cause each of its Subsidiaries to:

         (a) comply with all applicable Requirements of Law if failure to so comply would materially and adversely affect the assets, prospects, business, operations, financial condition, liabilities or capitalization of the Borrower, or any of its Subsidiaries, or the timely payment of the principal of or interest on the Loans, or the enforceability of this Agreement, the Notes or any of the other Credit Documents or the rights and remedies of the Administrative Agent or the Banks hereunder or thereunder;

         (b) pay and discharge all taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its property prior to the date on which penalties attach thereto, except for any such tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and, if material, against which adequate reserves are being maintained or which are bonded against to the satisfaction of the Administrative Agent;

         (c) permit representatives of the Administrative Agent and the Banks, during normal business hours, to examine, copy and make extracts from its books and records, to inspect its properties, and to discuss its business and affairs with its officers, all to the extent reasonably requested by the Administrative Agent or any Bank, which shall include, but not be limited to, conducting field audits of the assets of the Borrower and its Subsidiaries, one of which field audits each year shall be at the Borrower's expense; and

         (d) as soon as possible and in any event within 10 days after the Borrower has received any notice or other communication from any Governmental Authority to the effect that the Borrower or any of its Subsidiaries is not in compliance with any Environmental Law or any permit, license or authorization referred to in Section 5.11 hereof (in accordance with the provisions thereof), a notice of such circumstance describing the same in reasonable detail.

         6.4. Use of Proceeds. The proceeds of the Loans shall be used solely to prepay the Existing Credit Agreement and for working capital and general corporate purposes of the Borrower, including but not limited to Acquisitions permitted by the terms of this Agreement, and in accordance with Sections 5.16 and 5.21 hereof.

         6.5. EBITDA to Interest Expense. The Borrower shall maintain, as of the last day of each fiscal quarter, a ratio of (a) the sum of Consolidated EBITDA (less Consolidated Maintenance CAPEX) for the four fiscal quarters then ending, to (b) the sum of Consolidated Interest Expense for the four fiscal quarters then ending, of not less than 2.5 to 1.

         6.6. Senior Funded Debt to EBITDA. The Borrower shall maintain, as of the last day of each fiscal quarter, a ratio of (a) the sum of Consolidated Senior Funded Debt, as of such date, to (b) the sum of Consolidated EBITDA for the four fiscal quarters then ending, of not more than 2 to 1.

         6.7. Total Funded Debt to Total Capitalization. The Borrower shall maintain, as of the last day of each fiscal quarter, a ratio of (a) Consolidated Total Funded Debt, as of such date, to (b) Total Capitalization, as of such date, of not more than 0.55 to 1.

         6.8. Minimum Cash Balances. The Borrower shall maintain, as of the last day of each fiscal quarter, Consolidated Cash Balances in an amount of not less than $60,000,000.

         6.9. Certain Obligations Respecting Subsidiaries.

         (a) The Borrower will, and will cause each of its Subsidiaries to, take such action from time to time as shall be necessary to ensure that all of the Borrower's Subsidiaries are and remain owned as described in Section 5.12 hereof.

         (b) No later than five Business Days after any Person becomes a Subsidiary of the Borrower after the Closing Date, the Borrower shall, in each such instance, forthwith cause such Subsidiary to become a party to the Subsidiary Guaranty; provided, however, that if any such Subsidiary is a Foreign Subsidiary such Foreign Subsidiary need not become a party to the Subsidiary Guaranty. The Borrower shall, and shall cause such Subsidiary to, furnish such certificates and other documentation as the Administrative Agent may require, including, without limitation, favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation necessary to cause such Subsidiary to become a party to the Subsidiary Guaranty.

         (c) The Borrower shall not permit the Consolidated Net Worth of its Foreign Subsidiaries at any time to exceed 10% of the Consolidated Net Worth of the Borrower and its Subsidiaries at such time.

         6.10. Mergers, Acquisitions, Sale of Assets, Etc. The Borrower shall not, nor shall it permit any of its Subsidiaries to, consolidate or merge with any other Person, or sell, lease, assign, transfer or otherwise dispose of all or any part of its business or assets to any other Person, or be a party to any Acquisition of any other Person or all or substantially all of such Person's assets, other than:

         (a) sales of inventory, licensing of intellectual property and leasing of real estate in the ordinary course of its business and consistent with its past practices;

         (b) the disposition of obsolete or worn-out fixed assets, plant, equipment or other property no longer required by or useful to the Borrower or any of its Subsidiaries in connection with the operation of its business;

         (c) sales, assignments, transfers or other dispositions of assets for cash consideration at the time of such disposition, but only so long as the aggregate fair market value of the assets so disposed during any fiscal year does not exceed 5% of Consolidated Total Assets;

         (d) any Acquisition (including, without limitation, the formation of any Subsidiary in connection with such Acquisition) provided that:

                  (1) no Default or Event of Default then exists or would result at any time if the Acquisition were to be consummated,

                  (2) if the aggregate amount of cash and all other consideration (including, without limitation, assumed or Guaranteed Indebtedness) payable at any time in respect of such Acquisition exceeds $5,000,000, the target must be in, or the assets of the target subject to the Acquisition must be employed in, the same line of business as the Borrower or in a line of business which, in the Administrative Agent's reasonable determination, is complementary to the Borrower's line of business,

                  (3) at the time of the consummation of such Acquisition, the aggregate amount of cash and all other consideration (including, without limitation, assumed or Guaranteed Indebtedness, but excluding equity securities of the Borrower) payable at any time in respect of such Acquisition and any other Acquisitions consummated during such fiscal quarter or any of the three previous fiscal quarters does not exceed 5% of the Consolidated Net Worth of the Borrower and its Subsidiaries (as reflected in the most recent financial statements of such Persons delivered to the Administrative Agent pursuant to
                           Section 6.1 hereof),

                  (4) if the aggregate amount of cash and all other consideration (including, without limitation, assumed or Guaranteed Indebtedness) payable at any time in respect of such Acquisition exceeds $5,000,000, then not less than 10 Business Days prior to consummation of the Acquisition, the Borrower provides to the Administrative Agent and the Banks pro forma financial statements which give effect to the Acquisition and which demonstrate, in the Administrative Agent's reasonable determination, the Borrower's continued compliance with the financial and other covenants contained in this Agreement and the other Credit Documents, together with such other documents and information as the Administrative Agent may reasonably request before such Acquisition, and

                  (5) in the case of a merger, consolidation or similar equity transaction, either (A) the Borrower or one of its Wholly-Owned Subsidiaries is the survivor, or (B) a Wholly-Owned Subsidiary of the Borrower is merged or consolidated into another Person, with the other Person being the surviving entity, provided that (i) substantially contemporaneously with the consummation of the Acquisition, the Other Person becomes a Wholly-Owned Subsidiary of the Borrower, and (ii) if the Wholly-Owned Subsidiary being merged or consolidated is a Guarantor Subsidiary, the Borrower causes the other Person, within five Business Days after the merger or consolidation, to become a party to the Subsidiary Guaranty (even if, notwithstanding anything to the contrary in Section 6.9(b) hereof, the other Person is a Foreign Subsidiary) and to comply with the other provisions of Section 6.9(b) hereof applicable to any Person who becomes a Subsidiary; or

         (e) any transfer of assets (1) by any Guarantor Subsidiary to the Borrower, or (2) by the Borrower to any Guarantor Subsidiary or by any Guarantor Subsidiary to any other Guarantor Subsidiary, provided that, in the case of a transfer to a Guarantor Subsidiary, (A) no Default or Event of Default then exists or would result therefrom, and (B) if the transfer of assets would cause the aggregate amount of all assets transferred to any of the Guarantor Subsidiaries during such fiscal quarter to exceed 5% of Consolidated Total Assets, the Borrower gives the Administrative Agent written notice of the nature and specifics of such transfer (and all prior transfers during such fiscal quarter) not more than five Business Days after the date of such transfer.

         6.11. Dividends and Distributions. The Borrower shall not, nor shall it permit any of its Subsidiaries to, declare or pay, directly or indirectly, any dividend or make any other distribution (by reduction of capital or otherwise), whether in cash, property, securities or otherwise, with respect to any shares of its capital stock or directly or indirectly redeem, purchase, retire or otherwise acquire for value any shares of any class of its capital stock or set aside any amount for any such purpose (the foregoing transactions being collectively called "Restricted Payments"); provided, however, that (a) the Borrower and its Subsidiaries may declare and pay dividends payable solely in shares of its common stock, (b) any Subsidiary of the Borrower may make Restricted Payments to the Borrower or to any Guarantor Subsidiary, and (c) the Borrower may declare and pay cash dividends if (1) no Default or Event of Default then exists or would result therefrom, and (2) the aggregate amount of such cash dividends declared during any fiscal quarter of the Borrower does not exceed 50% of Consolidated Net Income for the preceding fiscal quarter.

         6.12. Sale and Lease-Back Transactions. The Borrower shall not, nor shall it permit any of its Subsidiaries to, enter into any arrangement, directly or indirectly, with any Person (other than the Borrower or one of the Guarantor Subsidiaries, to the extent permitted under Section 6.10(d)) whereby it shall sell or transfer any property, real or personal, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred (a "Sale and Lease-Back Transaction"); provided, however, that the Borrower or one or more of its Subsidiaries may enter into any Sale and Lease-Back Transaction if (a) no Default or Event of Default then exists or would result therefrom, and (b) the aggregate amount of property sold or transferred pursuant to such Sale and Lease-Back Transaction and all prior Sale and Lease-Back Transactions since the Closing Date does not exceed 5% of Consolidated Total Assets.

         6.13. Investments and Joint Ventures. The Borrower shall not, and shall not permit any of its Subsidiaries to, make or permit to remain outstanding any Investment in any Person or enter into any joint venture, except:

         (a) Investments in obligations issued or fully guaranteed by the U.S. Government;

         (b) Investments in certificates of deposit and other time deposits with, and any other Investment purchased through, any Bank;

         (c) Investments in commercial paper rated A-1 or A-2 by Standard & Poor's Corporation or P-1 or P-2 by Moody's Investors Service, Inc.;

         (d) Investments in auction rate certificates, money market accounts and other variable rate instruments rated BBB or better by Standard & Poor's corporation or Baa2 or better by Moody's Investors Services, Inc.;

         (e) Investments, as of the Closing Date, by the Borrower and its Subsidiaries listed on Schedule 6.13;

         (f)      the following Investments:

                  (1) Investments, as of the Closing Date, by the Borrower in its Subsidiaries,

                  (2) Investments, as of the Closing Date, by any of the Borrower's Subsidiaries in the Borrower or in any other Subsidiary of the Borrower,

                  (3) Investments, at any time after the Closing Date, by the Borrower in any of the Guarantor Subsidiaries, or by any Guarantor Subsidiary in any other Guarantor Subsidiary, in each case provided that (A) no Default or Event of Default then exists or would result therefrom, and (B) in the case of any Investment the value of which exceeds 5% of Consolidated Total Assets, the Borrower gives the Administrative Agent written notice of the nature and specifics of such Investment not more than five Business Days after such Investment,

                  (4) Investments, at any time after the Closing Date, by any of the Borrower's Subsidiaries in the Borrower or by any Foreign Subsidiary in any Guarantor Subsidiary,

                  (5) Investments, at any time after the Closing Date, by the Borrower or any Guarantor Subsidiary in any Foreign Subsidiary, provided that,

                           (A) no Default or Event of Default then exists or would result therefrom,

                           (B) the aggregate amount of new Investments in Foreign Subsidiaries made during such fiscal quarter and during the preceding three fiscal quarters does not exceed 5% of Consolidated Total Assets, and

                           (C) in the case of any Investment in any Foreign Subsidiary the value of which exceeds $2,500,000, the Borrower gives the Administrative Agent written notice of the nature and specifics of such Investment not less than five Business Days before such Investment;

         (g) Investments in Persons (other than in Persons described in subsection (f) above or Investments of the type described in subsection (h) below) for strategic alliance or investment purposes in an aggregate amount outstanding at any time not to exceed 5% of Consolidated Total Assets; provided, however, that the foregoing 5% limitation on Investments shall not include any Investments which arise as a result of the Borrower's exercise of the warrants owned by it on the Closing Date to acquire and an additional 1,048,783 shares of common stock of WebMD Corporation;

         (h) Investments in foreign government debt in an aggregate amount outstanding at any time not to exceed 5% of Consolidated Total Assets;

         (i) Investments in municipal bonds or taxable bonds rated BBB (or its equivalent) or higher by a nationally recognized debt rating agency;

         (j) Investments in 49-day dividend instruments rated BBB (or its equivalent) or higher by a nationally recognized debt rating agency; and

         (k) Investments in Missouri industrial training bonds rated BBB (or its equivalent) or higher by a nationally recognized debt rating agency.

         6.14. Liens. The Borrower shall not, and shall not permit any of its Subsidiaries to, create, incur or permit to exist any Lien on or in respect of its properties, assets or revenues, now or hereafter acquired, except for Permitted Liens.

         6.15. Transactions With Affiliates. The Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, (a) make any Investment in an Affiliate, (b) transfer, sell, lease, assign or otherwise dispose of any assets to an Affiliate, (c) merge or consolidate with or purchase or acquire any assets from an Affiliate, (d) Guarantee or assume any obligations of an Affiliate, or (e) enter into any other transaction directly or indirectly with or for the benefit of an Affiliate; provided that (1) any Affiliate who is an individual may serve as a director, officer or employee of the Borrower, or any of its Subsidiaries and receive compensation or indemnification in connection with his services in such capacity, (2) the Borrower or any Subsidiary may enter into any sale, license, lease or similar transaction with an Affiliate in the ordinary course of business if the monetary or business consideration arising therefrom would be not materially less advantageous to the Borrower or the Subsidiary as the monetary or business consideration which it would obtain in a comparable arm's-length transaction with a similarly situated Person not an Affiliate, and (3) the prohibitions in subparts (a) and (d) of this Section 6.15 on transactions with Affiliates are modified as follows: (A) the prohibitions do not apply insofar as such Investment or Guarantee, as the case may be, exists on the Closing Date, and (B) notwithstanding such prohibitions (i) the Borrower may Guarantee or assume any obligations of a Subsidiary (provided that (I) the obligations being Guaranteed or assumed do not include any obligation of the Subsidiary to pay Indebtedness, and (II) the Borrower itself could have entered into the transaction or transactions giving rise to the obligations being Guaranteed or assumed without violating any provision of this Agreement), and (ii) the Borrower may make such Investments and Guarantee such obligations if the aggregate outstanding amount of such Investments and such Guaranteed obligations do not at any time exceed 5% of Consolidated Total Assets. In addition, the prohibitions in subpart (a) of this
Section 6.15 shall not apply to any Investment permitted under Section 6.13(f) hereof. Similarly the prohibitions in subpart (b) of this Section 6.15 shall not apply to any transfer of assets made in accordance with the provisions of
Section 6.10(e).

         6.16. Insurance. The Borrower shall, and shall cause each of its Subsidiaries to:

         (a) keep its assets which are of an insurable character insured (to the extent and for time periods consistent with normal industry practices) by financially sound and reputable insurers against loss or damage by fire, explosion, theft or other hazards which are included under extended coverage in amounts sufficient to prevent the Borrower or such Subsidiary from becoming a co-insurer, and in amounts not less than the insurable value of the property insured or such lesser amounts as are consistent with normal industry practices and the past practices of the Borrower or such Subsidiary;

         (b) maintain with financially sound and reputable insurers, insurance against other hazards and risks and liability to persons and property to the extent and in the manner customary for Persons in similar businesses (other than product or professional liability insurance); provided however, that worker's compensation insurance or similar coverage may be effected through self-insurance consistent with normal industry practices and the past practices of the Borrower or such Subsidiary or with respect to its operations in any particular state or other jurisdiction through an insurance fund operated by such state or jurisdiction; and

         (c) cause all such above-described insurance (excluding worker's compensation insurance) to (1) provide that 30 days' prior written notice of suspension, cancellation, termination, modification, non-renewal or lapse or material change of coverage shall be given to the Administrative Agent, (2) to the extent the Administrative Agent shall not be liable for premiums or calls, name the Administrative Agent as an additional insured for the benefit of the Banks.

         6.17. Maintenance of Properties. The Borrower shall, and shall cause each of its Subsidiaries to, keep its properties which are material to its business in good repair, working order and condition consistent with industry practice, ordinary wear and tear excepted, and, from time to time (a) make all necessary and proper repairs, renewals, replacements, additions and improvements thereto, and (b) comply at all times with the provisions of all contracts and other agreements to which it is a party or by which it is bound and all applicable Requirements of Law, except in each case where such failure to comply would not have a material adverse effect on the business, prospects, assets, financial condition, operations, liabilities or capitalization of the Borrower and its Subsidiaries taken as a whole.

         6.18 Environmental Laws; Indemnification.

         (a) The Borrower shall, and shall cause each of its Subsidiaries to:

                  (1) promptly notify the Administrative Agent of any violation or non-compliance with, or liability under any applicable Environmental Law which, when taken together with all other pending violations or alone, could reasonably be expected to have a material adverse effect on the business, prospects, operations, assets, financial condition, liabilities or capitalization of the Borrower or such Subsidiary and promptly furnish to the Administrative Agent all notices of any nature which the Borrower or such Subsidiary may receive from any Governmental Authority or other Person with respect to any violation, or potential violation or non-compliance with, or liability or potential liability under any applicable Environmental Law which, in any case or when taken together with all such other notices, could reasonably be expected to have a material adverse effect on the business, prospects, assets, financial condition, liabilities or capitalization of the Borrower or such Subsidiary;

                  (2) comply in all material respects with, and use its reasonable efforts to ensure compliance in all material respects by all tenants, subtenants and other occupants and users with, all applicable Environmental Laws, and obtain and comply in all material respects with, and maintain and use its reasonable efforts to ensure that all tenants, subtenants and other occupants and users obtain and comply in all material respects with and maintain, any and all licenses, approvals, registrations or permits required by applicable Environmental Laws; provided, however, that compliance with such requirements shall not be required if such compliance is being contested in good faith by appropriate proceedings;

                  (3) conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under all applicable Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities; provided, however, that compliance with such orders or demands is not required if such compliance is being contested in good faith by appropriate proceedings; and

                  (4) the Borrower shall defend, indemnify and hold harmless each of the Administrative Agent, the Issuing Bank, the Lead Arranger, the Documentation Agent, the Swingline Lender and the Banks and each of their respective employees, agents, officers, directors and Affiliates (each of whom is sometimes referred to in this subsection as an "Indemnified Party"), from and against any and all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, known or unknown, contingent or otherwise, arising out of, or in any way related to the violation of or non-compliance by the Borrower or its any of its Subsidiaries with any applicable Environmental Laws, or any orders, requirements or demands of any Governmental Authority relating thereto, including, without limitation, reasonable attorney's and consultant fees, investigation and laboratory fees, court costs and litigation expenses, but excluding therefrom all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses arising out of or resulting from the gross negligence or willful misconduct of any Indemnified Party.

         (b) The Borrower shall not cause or permit any of its Subsidiaries' properties or assets to be used to generate, manufacture, refine, transport, treat, store, handle, dispose, transfer, produce or process Hazardous Materials or Petroleum Products, in non-compliance with applicable Environmental Laws, nor release, discharge, dispose of, or permit or suffer any release or disposal by any other Person of, Hazardous Materials or Petroleum Products onto any of its properties or assets in violation of any applicable Environmental Law.

         6.19. Nature of Business; Limitations on Fundamental Changes. The Borrower shall not, and shall not permit any of its Subsidiaries to, (a) engage in any business other than that in which it is presently engaged or which is directly related thereto, (b) change its corporate structure, or (c) liquidate, wind-up or dissolve itself.

SECTION 7. EVENTS OF DEFAULT If one or more of the following events (herein called "Events of Default") shall occur and be continuing:

         (a) the Borrower shall fail to pay or prepay any principal of any Loan or any Reimbursement Obligation when due; or

         (b) the Borrower shall fail to pay any interest on any Loan or Reimbursement Obligation or any fee or other amount payable by it hereunder, under the Notes or under any of the other Credit Documents within five days after the date due; or

         (c) any representation, warranty or certification made or deemed made in this Agreement or in any other Credit Document by the Borrower or any of its Subsidiaries, or in any certificate furnished to the Administrative Agent or any Bank pursuant to the provisions hereof or thereof, shall prove to have been false or misleading as of the time made or furnished in any material respect; or

         (d) the Borrower shall fail to keep, observe or perform (1) any of its obligations under Sections 6.2, 6.3(c), 6.4, 6.5, 6.6, 6.7, 6.8, 6.9, 6.10, 6.11 or 6.14 or Section 6.19 (other than subpart (a)) throughout this Agreement; or

         (e) the Borrower shall fail to keep, observe or perform any of its obligations under any other Section of Section 6 hereof not specifically listed in subsection (d) above, or any of its other obligations under this Agreement and such Default described in this subsection (e) continues for 30 days (or in the case of Section 6.1, five days) following notice of such Default from the Administrative Agent; or

         (f) the Borrower or any of its Subsidiaries shall default in the payment when due of any principal of or interest on any Indebtedness aggregating $1,000,000 or more, or any other event specified in any note, agreement, indenture, or other document evidencing or relating to such Indebtedness shall occur, if the effect of such event is to cause, or to give the holder (or any agent or trustee on behalf of such holder) of such Indebtedness the right to cause, such Indebtedness to become due prior to its stated maturity; or

         (g) the Borrower or any of its Subsidiaries shall admit in writing its inability to, or be generally unable to, pay its debts as such debts become due; or

         (h) the Borrower or any of its Subsidiaries shall (1) apply for or consent in writing to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (2) make a general assignment for the benefit of its creditors,
                  (3) commence a voluntary case under the Bankruptcy Code (as now or hereafter in effect), (4) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or readjustment of debts, (5) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the Bankruptcy Code (as now or hereafter in effect), or (6) take any action for the purpose of effecting any of the foregoing; or

         (i) a proceeding or case shall be commenced, without the application or consent of the Borrower or any of its Subsidiaries, in any court of competent jurisdiction, seeking
                  (1) its liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of its debts,
                  (2) the appointment of a trustee, receiver, custodian, liquidator or the like of the Borrower or such

                  Subsidiary or of all or any substantial part of its assets, or
                  (3) similar relief in respect of the Borrower or such Subsidiary under any law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of 60 days; or

         (j) an order for relief against the Borrower or any of its Subsidiaries shall be entered in an involuntary case under the Bankruptcy Code (as now or hereafter in effect); or

         (k) a final judgment or judgments for the payment of money in excess of $250,000 in the aggregate shall be rendered by a court or courts against the Borrower or any of its Subsidiaries and the same shall not be discharged (or provision shall not be made for such discharge), or a stay of execution thereof shall not be procured, within 30 days from the date of entry thereof and the Borrower or such Subsidiary shall not, within said period of 30 days, or such longer period during which execution of the same shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal; or

         (l) an event or condition specified in Section 6.1(e) hereof shall occur or exist with respect to any Plan or Multiemployer Plan and, as a result of such event or condition, together with all other such events or conditions, the Borrower or any of its ERISA Affiliates shall incur a liability to a Plan, a Multiemployer Plan or PBGC (or any combination of the foregoing), and the same shall not be discharged within 10 days after the Borrower becomes aware of any such liability; or

         (m) one or more of the Credit Documents shall cease to be in full force and effect, or shall cease to give the Administrative Agent the rights, powers and privileges purported to be created thereby and the same shall continue unremedied for a period of 10 days after the Borrower becomes aware of any such Default; or

         (n)      a Change of Control occurs; or

         (o) any "Event of Default" as defined in any Credit Document shall occur.

THEREUPON: (1) in the case of an Event of Default other than an Event of Default referred to in clause (h), (i), or (j) of this Section 7, the Administrative Agent may (and, upon the request of the Majority Banks, the Administrative Agent shall) cancel the Commitments and/or declare the principal amount then outstanding of, and all accrued unpaid interest on, the Loans and all other amounts payable by the Borrower under this Agreement and the other Credit Documents to be forthwith due and payable, whereupon such amounts shall be immediately due and payable without presentment, demand, protest, notice of protest, notice of dishonor, or other notice or formality of any kind, all of which are hereby expressly waived by the Borrower; and (2) in the case of the occurrence of an Event of Default referred to in clause (h), (i), or (j) of this
Section 7, the Commitments forthwith shall be automatically canceled and the principal amount then outstanding of, and all accrued unpaid interest on, the Loans and all other amounts payable by the Borrower under this Agreement and the other Credit Documents shall become automatically immediately due and payable without presentment, demand, protest, notice of protest, notice of dishonor, or other notice or formality of any kind, all of which are hereby expressly waived by the Borrower.

SECTION 8. THE AGENT

         8.1. Appointment, Powers and Immunities. Each Bank hereby irrevocably appoints and authorizes the Administrative Agent and the Documentation Agent (each an "Agent" and, collectively, the "Agents") to act as its agents hereunder and under the other Credit Documents with such powers as are specifically delegated to the Administrative Agent and the Documentation Agent, as the case may be, by the terms hereof and thereof, together with such other powers as are reasonably incidental thereto. Each Agent (which term as used in this sentence and in Section 8.5 hereof shall include reference to its Affiliates and its own and its Affiliates' officers, directors, employees and agents): (a) shall have no duties or responsibilities except those expressly set forth in this Agreement or in any of the Credit Documents, and shall not by reason of this Agreement be a trustee for any Bank; (b) shall not be responsible to the Banks for any recitals, statements, representations or warranties contained in this Agreement or any of the other documents in any certificate or any of the other Credit Documents or received by any of them under, this Agreement or any of the other Documents, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement, any Note or any of the other Credit Documents or for any failure by the Borrower or any other Person to perform any of its obligations hereunder or thereunder, or for the satisfaction of any condition precedent specified in Section 4 hereof; (c) shall not be required to initiate or conduct any litigation or collection proceedings hereunder; and (d) shall not be responsible for any action taken or omitted to be taken by it hereunder or under any of the other Credit Documents, except for its own gross negligence or willful misconduct. Without limiting the generality of the foregoing, each Agent shall be conclusively entitled to assume that the conditions precedent set forth in Section 4.1 hereof have been satisfied unless the Administrative Agent has received written notice from a Bank referring to the relevant Section and stating that the relevant condition has not been satisfied or unless the certificate furnished by the Borrower pursuant thereto so indicates. Each Agent may employ agents and attorneys-in-fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by it in good faith. The Administrative Agent may deem and treat the payee of any Note as the holder thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof shall have been filed with the Administrative Agent.

         8.2. Reliance by Agents. Each Agent shall be entitled to rely on any certification, notice or other communication (including any thereof by telephone, telex, telegram or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and on advice and statements of legal counsel, independent accountants and other experts selected by it. As to any matters not expressly provided for by this Agreement or any of the Credit Documents, each Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder or thereunder (as the case may be) in accordance with instructions signed by the Majority Banks, and such instructions of the Majority Banks and any action taken or failure to act pursuant thereto shall be binding on all of the Banks. If the Administrative Agent shall seek the consent or approval of the Majority Banks to the taking or refraining from taking of any action hereunder or under any of the Credit Documents, the Administrative Agent shall give notice thereof to each Bank and as soon as practicable notify each Bank at any time that the Majority Banks have instructed the Administrative Agent to act or refrain from acting hereunder or thereunder (as the case may be).

         8.3. Defaults. No Agent shall be deemed to have knowledge of the occurrence of a Default or an Event of Default (other than the non-payment of principal of or interest on Loans) unless such Agent has received written notice from a Bank or the Borrower specifying such Default or Event of Default and stating that such notice is a "Notice of Default". In the event that the Administrative Agent receives such a notice of the occurrence of a Default or Event of Default, the Administrative Agent shall give prompt notice thereof to the Banks (and shall give each Bank prompt notice of each such nonpayment). The Administrative Agent shall take such action with respect to such Default as shall be directed by the Majority Banks, provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action or refrain from taking such action with respect to such default as it shall deem advisable in the best interest of the Banks.

         8.4. Rights as a Bank. With respect to its Commitment and the Loans made by it, U.S. Bank National Association (and any successor acting as Administrative Agent), in its capacity as a Bank hereunder, and LaSalle Bank National Association, in its capacity as a Bank hereunder, shall each have the same rights and powers hereunder as any other Bank and may exercise the same as though it were not acting as an Agent, and the term "Bank" or "Banks" shall, unless the context otherwise indicates, include the Administrative Agent in its individual capacity and the Documentation Agent in its individual capacity. Each Agent, its permitted successors and its Affiliates may, without having to account therefor to any Bank, accept deposits from, lend money to and generally engage in any kind of banking, trust or other business with the Borrower and any of its Affiliates as if it were not acting as an Agent, and each Agent and its Affiliates may accept fees and other consideration from the Borrower and its Affiliates for services in connection with this Agreement or otherwise without having to account for the same to the Banks, except for any fees stated herein to be for the account of any of the Banks.

         8.5. Indemnification. Each Bank severally, to the extent of its Pro-Rata Share, indemnifies each Agent (to the extent such Agent is not reimbursed by the Borrower) for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and/or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against it and/or any of its shareholders, directors, officers, employees, agents, attorneys, contractors or other representatives in any way relating to or arising out of this Agreement, any of the other Credit Documents, any of the transactions contemplated hereby (including, without limitation, the costs, expenses and other amounts which the Borrower is obligated to pay under Section 9.3 hereof), any action or omission taken by such Agent or any of the other indemnified parties referred to above, and/or the enforcement of any of the terms of this Agreement or any of the other Credit Documents; provided; however, that no Bank shall be liable for any portion of any of the foregoing resulting from the gross negligence or willful misconduct of an Agent or any of the other indemnified parties referred to above.

         8.6. Non-Reliance on Agents and other Banks. Each Bank agrees that it has, independently and without reliance on any Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own credit analysis and evaluation of the Borrower and its Subsidiaries and its own decision to enter into this Agreement and that it will, independently and without reliance on any Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement. No Agent shall be required to keep itself informed as to the performance or observance by the Borrower or any other Person of this Agreement or any other Credit Document or in respect of the properties or books of the Borrower or any of its Subsidiaries or any other Person. Except for notices, reports and other documents and information expressly required to be furnished to the Banks by the Administrative Agent hereunder, no Agent shall have any duty or responsibility to provide any Bank with any credit or other information concerning the affairs, financial condition or business of the Borrower (or any of its Subsidiaries or other Affiliates) which may come into its possession or into the possession of any of its Affiliates.

         8.7. Failure to Act. Except for action expressly required of the Administrative Agent hereunder or under any of the Credit Documents, each Agent shall in all cases be fully justified in failing or refusing to act hereunder or thereunder (as the case may be) unless it shall be indemnified to its satisfaction by the Banks against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.

         8.8. Resignation or Removal of Administrative Agent. Subject to the appointment and acceptance of a successor Administrative Agent as provided below, the Administrative Agent may resign at any time by giving notice thereof to the Banks and the Borrower and the Administrative Agent may be removed at any time with or without cause by the Majority Banks. Upon any such resignation or removal, the Majority Banks shall have the right to appoint a successor Administrative Agent. If no such successor Administrative Agent shall have been so appointed by the Majority Banks and shall have accepted such appointment within 30 days after the retiring Administrative Agent's giving of notice of resignation or the Majority Banks' removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Banks, appoint a successor Administrative Agent. Upon the acceptance or any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After any retiring Administrative Agent's resignation or removal hereunder as Administrative Agent, the provisions of this Section 8.8 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent.

SECTION 9. MISCELLANEOUS

         9.1. Waiver. No failure on the part of the Administrative Agent, the Documentation Agent, the Lead Arranger, the Issuing Bank, the Swingline Lender or any Bank to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under this Agreement or any of the other Credit Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under this Agreement or any of the other Credit Documents preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein and in the other Credit Documents are cumulative and not exclusive of any remedies provided at law or in equity.

         9.2. Notices. All notices and other communications provided for herein (including, without limitation, any waivers or consents under this Agreement) shall be given or made by telex, telecopy, cable or otherwise in writing (each communication given by any of such means to be deemed to be "in writing" for purposes of this Agreement) and telexed, telecopied, cabled, mailed or delivered to the intended recipient at the "Address for Notices" specified below its name on the signature pages hereof, or, as to any party, at such other address as shall be designated by such party in a written notice to the other parties hereto. Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given when transmitted by telex or fax, delivered to the cable office or personally delivered or, in the case of a mailed notice, upon deposit with the United States Postal Service, certified mail, return receipt requested, with postage prepaid, in each case given or addressed as aforesaid.

         9.3. Expenses, Indemnification, Etc. The Borrower agrees (a) to pay or reimburse the Administrative Agent, the Issuing Bank, the Swingline Lender and the Lead Arranger on demand for their reasonable out-of-pocket costs and expenses (including without limitation, the reasonable fees and expenses of counsel to such Persons), in connection with the negotiation, preparation, execution and delivery of this Agreement and the other Credit Documents and the making of the Loans hereunder, (b) to pay or reimburse the Administrative Agent, the Issuing Bank, the Swingline Lender, the Lead Arranger, the Documentation Agent and the Banks for all reasonable out-of-pocket costs and expenses of such Persons (including reasonable counsels' fees and expenses) in connection with the enforcement of this Agreement and any of the other Credit Documents, and all transfer, stamp, documentary or other similar taxes, assessments or charges levied by any Governmental Authority in respect of this Agreement, any of the Notes, or any of the other Credit Documents (except for any such tax imposed on or measured by the income of such Person), and (c) to pay filing and recording fees relating to any taxes and other charges incurred in connection with, perfecting, maintaining and protecting, any Liens created or contemplated to be created pursuant to any Credit Documents at any time. The Borrower hereby indemnifies the Administrative Agent, the Issuing Bank, the Lead Arranger, the Documentation Agent, the Swingline Lender and the Banks and their respective directors, officers, employees, agents and Affiliates (each of which is sometimes referred to in this subsection as an "Indemnified Party") and agrees to hold each Indemnified Party harmless against, any and all losses, claims, damages, liabilities or actions or other proceedings commenced or threatened in respect thereof, and all reasonable expenses (including but not limited to expenses that appear on any service charge schedule maintained from time to time by the Administrative Agent or any Bank) that arise out of or in any way relate to or result from the making of Loans hereunder or the other transactions contemplated hereby, including, without limitation, any investigation or litigation or other proceedings (whether or not such Indemnified Party is a party to any action or proceeding out of which any of the foregoing arise), other than any of the foregoing to the extent incurred by reason of the gross negligence or willful misconduct of such Indemnified Party or in any action in which the Borrower is the prevailing party against such Indemnified Party. Neither the Administrative Agent, the Issuing Bank, the Swingline Lender, the Lead Arranger, the Documentation Agent nor any Bank nor any other Indemnified Party shall be responsible or liable to the Borrower for any consequential damages which may be alleged.

         9.4 Amendments and Waivers. This Agreement, any of the other Credit Documents, or any provision hereof or thereof may be amended only by an instrument in writing signed by the Borrower, the Administrative Agent, the Issuing Bank, the Swingline Lender and the Majority Banks, and any provisions of this Agreement or the other Credit Documents may be waived by the Administrative Agent or the Majority Banks; provided, however, that, notwithstanding the foregoing, no amendment or waiver shall be effective, without first obtaining the written consent of all Banks, that (a) extends the due date of any principal or interest payment in respect of the Loans or the due date of any payment in respect of the Shared Fees; (b) changes the amount or duration of any Bank's Commitment, (c) changes the interest rate (including the method of calculating interest) under the Loans or the amount of or the method of computing any of the Shared Fees, (d) releases the Borrower or any Guarantor Subsidiary, in whole or in part, from any obligation under the Credit Documents to pay (or to guaranty the payment of) any principal or interest under the Loans or to pay (or to guaranty the payment of) the Shared Fees, (e) amends the terms of or waives the Borrower's obligation to comply with any financial covenants contained in this Agreement (such covenants being contained in Sections 6.5 through 6.8 on the Closing Date), or (f) changes the definition of "Majority Banks" or amends the terms of this Section 9.4, or that otherwise has the effect of impairing any of the consent requirements contained in this Section 9.4 or in any other provisions of this Agreement or the other Credit Documents where the consent of all the Banks or the Majority Banks is required in connection with any matter.

         9.5. Successors and Assigns. This Agreement shall be binding on and inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns.

         9.6. Assignments and Participations.

         (a) The Borrower may not assign its rights or obligations hereunder or under any of the other Credit Documents without the prior written consent of the Administrative Agent, the Issuing Bank, the Swingline Lender, and the Banks. The Banks may assign all or any part of the Loans, the Reimbursement Obligations, the Notes or any of the other Credit Documents to another financial institution; provided, however, that (1) no such assignment shall be effective unless the Administrative Agent first consents thereto, which consent may be withheld or conditioned in the sole and absolute discretion of the Administrative Agent, (2) the amount of the Commitment being assigned shall equal at least $5,000,000, (3) the assignor and assignee Bank shall sign and deliver to the Administrative Agent an Assignment and Assumption Agreement substantially in the form of Exhibit E hereto, and (4) the assignor Bank shall pay to the Administrative Agent, for its own account and not for the pro-rata benefit of the Banks, an assignment fee of $3,500. Upon such assignment and the Administrative Agent's consent thereto, (a) the assignee Bank shall succeed to the obligations, rights and benefits of the assignor Bank to the extent provided in such assignment, and the assignor Bank shall be released to the extent of such assignment, and (b) the Administrative Agent shall have the right to issue and distribute to all parties to the Credit Agreement a new Exhibit A to this Agreement, reflecting such assignment, which Exhibit A, absent manifest error, shall thereupon supersede and replace the preceding Exhibit A and shall be binding on the parties to the Credit Agreement in the same manner as the original Exhibit A to the Credit Agreement without the consent of or further action by and Person, including, without limitation, the Borrower, the Banks, the Letter of Credit Issuer, the Swingline Lender and any other parties to the Credit Agreement.

         (b) The Borrower expressly recognizes and agrees that the Banks may sell to other financial institutions participations in the Loans and other credit extensions incurred by the Borrower pursuant hereto, provided, however, that no Bank shall sell or otherwise transfer any participation interest in any Loans, Reimbursement Obligations or any other rights or interests under any of the Credit Documents to any other Person (other than one or more Affiliates of such Bank) without first obtaining the written consent of the Administrative Agent, which consent may be withheld or conditioned in the Administrative Agent's sole and absolute discretion and, provided, further, that no such sale or transfer (even if to an Affiliate) shall relieve such Bank from any of its obligations under this Agreement and the other Credit Documents.

         (c) The Banks may furnish, from time to time, any information concerning the Borrower and its Subsidiaries to assignees and participants (including prospective assignees and participants).

         9.7. Survival. All indemnification and reimbursement obligations of the Borrower under this Agreement and the other Credit Documents, including, without limitation, all obligations of the Borrower under Sections 3.3, 3.7 and 9.3 hereof, shall survive the repayment of the Loans and termination of the Commitments. Similarly, all indemnification and reimbursement obligations of the Banks to the Administrative Agent, including, without limitation, all obligations of the Banks under Section 8.5, shall survive the repayment of the Loans and termination of the Commitments. Likewise, the obligations of the Administrative Agent and the Banks under Section 9.18 hereof shall survive the repayment of the Loans and termination of the Commitments.

         9.8. Captions. Captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

         9.9. Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart.

         9.10. Survival of Agreements. All agreements, covenants, representations and warranties made herein shall survive the execution and delivery of this Agreement, the Notes, the other Credit Documents, the making of the Loans, and any and all renewals, extensions, modifications and rearrangements thereof.

         9.11 Interest. It is the intention of the parties hereto to comply with applicable usury laws; accordingly, it is agreed that notwithstanding any provisions to the contrary in this Agreement, the Notes, the Reimbursement Agreements or any of the other Credit Documents, in no event shall any such agreement or instrument, require the payment or permit the collection of interest, as defined under applicable usury laws, in excess of the maximum amount permitted by such laws. If any such excess of interest is contracted for, charged or received under this Agreement, the Notes, the Reimbursement Agreements or any of the other Credit Documents, or if the maturity of the Loans is accelerated in whole or in part, or in the event that all or part of the principal of or interest on the Loans shall be prepaid, so that under any of such circumstances the amount of interest contracted for, charged or received under this Agreement, the Notes, the Reimbursement Agreements or any of the other Credit Documents, on the amount of principal actually outstanding from time to time under the Notes shall exceed the maximum amount of interest permitted by applicable usury laws, then in any such event (1) the provisions of this Section shall govern and control, (2) neither the Borrower nor any other Person now or hereafter liable under this Agreement or the Credit Documents for the payment of all or any part of the Loans shall be obligated to pay the amount of such interest to the extent that it is in excess of the maximum amount of interest permitted to be contracted for by, charged to or received from the Person obligated thereon under applicable usury laws, (3) any such excess which may have been collected either shall be applied as a credit against the then unpaid principal amount of such Loans or refunded to the Person paying the same, at the Borrower's option, and (4) the effective rate of interest shall be automatically reduced to the maximum lawful rate of interest permitted under applicable usury laws as now or hereafter construed by the courts having jurisdiction thereof. It is further agreed that, without limitation of the foregoing, all calculations of the rate of interest contracted for, charged or received under this Agreement, the Notes, the Reimbursement Agreements or any of the other Credit Documents which are made for the purpose of determining whether such rate exceeds the maximum lawful rate of interest shall be made, to the extent permitted by applicable usury laws, by amortizing, prorating, allocating and spreading in equal parts during the period of the full stated term of the Loans, all interest at any time contracted for, charged or received from the Borrower, or otherwise by any Bank in connection with the Notes, this Agreement, the Reimbursement Agreements or any of the other Credit Documents.

         9.12. Integration; Severability. This Agreement, together with all the other Credit Documents, represents the entire agreement of the parties thereto, and supersedes all prior agreements, negotiations and understandings, both written and oral. There are no contemporaneous oral agreements or understandings of the parties hereto or to the other Credit Documents. No course of dealing between the parties, no course of performance, no usage of trade, and no parol evidence of any nature shall be used to supplement or modify any of the terms, provisions, covenants or conditions of this Agreement or any of the other Credit Documents. If any provision of this Agreement or any of the other Credit Documents shall be held illegal or invalid by any court having jurisdiction, the illegality or invalidity of such provision shall not affect any of the other provisions of this Agreement or any of the other Credit Documents. The illegal or invalid provision shall be modified to the maximum extent possible to confer on the Administrative Agent or the Banks the rights, powers, remedies or other privileges intended thereby, and such provision as modified, together with the remaining provisions of this Agreement or any of the other Credit Documents, shall be construed and enforced to such effect as if the illegal or invalid provision or portion thereof had not been contained herein or in any of the other Credit Documents, to the maximum extent possible.

         9.13. NO ORAL AGREEMENTS; FINAL WRITTEN AGREEMENT. ORAL AGREEMENTS OR COMMITMENTS TO LOAN MONEY, EXTEND CREDIT, OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT INCLUDING PROMISES TO EXTEND OR RENEW SUCH DEBT ARE NOT ENFORCEABLE. TO PROTECT YOU (THE BORROWER) AND US (THE ADMINISTRATIVE AGENT, THE DOCUMENTATION AGENT, THE LEAD ARRANGER, THE SWINGLINE LENDER, THE ISSUING BANK AND THE BANKS) FROM MISUNDERSTANDING OR DISAPPOINTMENT, ANY AGREEMENTS WE REACH COVERING SUCH MATTERS ARE CONTAINED IN THIS WRITING, WHICH, TOGETHER WITH ALL OTHER WRITTEN AGREEMENTS BETWEEN US, IS THE COMPLETE AND EXCLUSIVE STATEMENT OF THE AGREEMENT BETWEEN US, EXCEPT AS WE MAY LATER AGREE IN WRITING TO MODIFY IT.

         9.14. Controlling Document. In the event of actual conflict in the terms and provisions of this Agreement, the Notes or any of the other Credit Documents, the terms and provisions of this Agreement will control.

         9.15. JURISDICTION. THE BORROWER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY MISSOURI STATE COURT SITTING IN JACKSON OR CLAY COUNTY, MISSOURI , OR ANY FEDERAL COURT SITTING IN JACKSON COUNTY, MISSOURI, OVER ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER CREDIT DOCUMENTS, AND THE BORROWER HEREBY IRREVOCABLY AGREES

THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH MISSOURI STATE OR FEDERAL COURT. AS AN ALTERNATIVE METHOD TO SERVICE, THE BORROWER ALSO IRREVOCABLY CONSENTS TO THE SERVICE OF ANY AND ALL PROCESS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES OF SUCH PROCESS TO THE BORROWER AT ITS ADDRESS SET FORTH BENEATH ITS SIGNATURE HERETO. THE BORROWER AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. THE BORROWER FURTHER WAIVES ANY OBJECTION TO VENUE IN MISSOURI AND ANY OBJECTION TO ANY ACTION OR PROCEEDING IN MISSOURI ON THE BASIS OF FORUM NON CONVENIENS. NOTHING IN THIS SECTION 9.15 SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT, THE DOCUMENTATION AGENT, THE LEAD ARRANGER, THE ISSUING BANK, THE SWINGLINE LENDER OR ANY BANK TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR AFFECT THE RIGHT OF THE AGENT, OR ANY BANK TO BRING ANY ACTION OR PROCEEDING AGAINST THE BORROWER OR ITS PROPERTY IN THE COURTS OF ANY OTHER JURISDICTIONS.

         9.16. GOVERNING LAW. THIS AGREEMENT AND EACH OF THE OTHER CREDIT DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF MISSOURI, WITHOUT GIVING EFFECT TO CHOICE OF LAW OR CONFLICT OF LAW PRINCIPLES.

         9.17. WAIVER OF TRIAL BY JURY. THE BORROWER WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING, LAWSUIT, CROSS-CLAIM OR COUNTERCLAIM ARISING OUT OF OR IN ANY WAY RELATING TO THIS AGREEMENT, ANY OTHER CREDIT DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

         9.18. Confidentiality and Nondisclosure. In connection with the negotiations for and administration of this Agreement, the Administrative Agent, the Documentation Agent, the Lead Arranger, the Issuing Bank, the Swingline Lender and the Banks have acquired, and may continue to acquire, information concerning the Borrower and its Subsidiaries (collectively, the "Protected Parties") which is either non-public, confidential or proprietary in nature. The Administrative Agent, the Documentation Agent, the Lead Arranger, the Issuing Bank, the Swingline Lender and each of the Banks severally agrees to treat confidentially such information and any other information that any of the Protected Parties, or their agents, directors, officers, employees or other representatives, including attorneys, accountants and consultants, furnish to it, or which it may obtain from any of the foregoing persons, including any analyses, compilations, studies or other documents prepared by the Administrative Agent, ,the Documentation Agent, the Lead Arranger, the Issuing Bank, the Swingline Lender or any Bank or any of their respective directors, employees, agents or other representatives, including attorneys, accountants and consultants (collectively, the "Representatives"), which contain or otherwise reflect such information, whether furnished before or after the Closing Date (collectively, the "Information"). The Administrative Agent, the Documentation Agent, the Lead Arranger, the Issuing Bank, the Swingline Lender and each of the Banks severally agrees not to use any of the Information for any purpose other than for the purpose of evaluating, documenting and administering this Agreement and the other Credit Documents and the transactions contemplated hereby and thereby, and for enforcing or exercising any rights or remedies in connection herewith or therewith.

         The term Information does not include Information which (1) becomes generally available to the public other than as a result of a disclosure by the Administrative Agent, the Documentation Agent, the Lead Arranger, the Issuing Bank, the Swingline Lender or any of the Banks or any of their respective Representatives, (2) was available to the Administrative Agent, the Documentation Agent, the Lead Arranger, the Issuing Bank, the Swingline Lender or any of the Banks or any of their respective Representatives on a non-confidential basis prior to its disclosure to the Administrative Agent, the Documentation Agent, the Lead Arranger, the Issuing Bank, the Swingline Lender or any Bank or any of their respective Representatives by the Borrower, any other Protected Party or any of their respective representatives, (3) becomes available to the Administrative Agent, the Documentation Agent, the Lead Arranger, the Issuing Bank, the Swingline Lender or any of the Banks or any of their respective Representatives on a non-confidential basis from a source other than the Borrower, any other Protected Party or any of their respective representatives, provided that such source, to the actual knowledge of the Administrative Agent, the Documentation Agent, the Lead Arranger, the Issuing Bank, the Swingline Lender, such Bank or such Representative, as the case may be, is not bound by a confidentiality agreement with the Borrower or any other Protected Party at the time such Information is received, or (4) any Information which any Protected Party or any representative thereof authorizes the disclosure of, whether orally, in writing or otherwise, to the extent of such authorization.

                          [signature page(s) to follow]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.


CERNER CORPORATION



By: /s/ Marc G. Naughton
    --------------------------------------
    Name: Marc G. Naughton
    Title:  Chief Financial Officer

Address for Notices:

              2800 Rock Creek Parkway
              North Kansas City, MO 64117
              Attention: Chief Financial Officer (with a copy to the Secretary) Fax No: (816) 474-1742
              Telephone No: (816) 221-1024


U.S. BANK NATIONAL ASSOCIATION,
as Administrative Agent, Lead Arranger,
Issuing Bank, Swingline Lender and a Bank



By: /s/ Mark R. Jorgenson
    --------------------------------------
    Name: Mark R. Jorgenson
    Title: Senior Vice President

Address for Notices:


              U.S. Bank National Association
              Agency Services Group
              601 Second Avenue South, Sixth Floor
              Minneapolis, MN 55402-4302
              Attn:  Ms. Diane Davis
              Fax No:  (612) 973-4334
              Telephone No:  (612) 973-0584


                        Credit Agreement Signature Page
              with a copy to:

              U.S. Bank National Association
              P.O. Box 419147, Mail Stop 419147
              Kansas City, Missouri 64141
              Attention:  Mr. Mark R. Jorgenson
              Fax No:  (913) 261-5548
              Telephone No:  (913) 261-5539

              with another copy to:

              Mark Ovington, Esq.
              Shook, Hardy & Bacon L.L.P.
              1010 Grand Blvd., 5th Floor
              Kansas City, Missouri 64106
              Fax No.:  (816) 842-3190
              Telephone No.:  (816) 474-6550

LASALLE BANK NATIONAL ASSOCIATION,
as Documentation Agent and a Bank



By: /s/James C. Binz
    --------------------------------------
    Name: James C. Binz
    Title: First Vice President

Address for Notices:

              LaSalle Bank National Association
              One Metropolitan Square
              211 North Broadway
              St. Louis, Missouri 63102
              Attention:  Mr. Jim Binz
              Fax No.:  (314) 613-1917
              Telephone No.:  (314) 621-1612


                        Credit Agreement Signature Page

COMMERCE BANK, N.A.,
as a Bank



By: /s/ Pam Hill
    --------------------------------------
     Name: Pamela T. Hill
     Title: Vice President

Address for Notices:

              Commerce Bank, N.A.
              1000 Walnut Street
              P.O. Box 419248 (BB17-9)
              Kansas City, Missouri 64141-6248
              Attention:  Ms. Pamela Hill
              Fax No.:  (816) 234-8648
              Telephone No.:  (816) 234-8835


UMB BANK, N.A.,
as a Bank



By: /s/Robert P. Elbert
    --------------------------------------
     Name:  Robert P. Elbert
     Title:  Vice President

Address for Notices:

              UMB Bank, N.A.
              1010 Grand Boulevard
              Kansas City, Missouri 64106
              Attention:  Mr. Robert P. Elbert
              Fax No.:  (816) 860-7143
              Telephone No.:  (816) 860-7116





                        Credit Agreement Signature Page

                                    EXHIBIT A

                             (Banks and Commitments)


                                         Revolving
                                         Credit Loan            Letter of Credit    Swingline Loan
                                         Commitment             Commitment          Commitment           Bank's Total
Bank                                     Amount                 Amount*             Amount*              Commitment Amount
----                                     -----------            ---------------     --------------       -----------------

U.S. Bank                                $45,000,000            $22,500,000         $3,000,000           $45,000,000
National Association

LaSalle Bank
National Association                     $20,000,000            $10,000,000                  0           $20,000,000

Commerce Bank, N.A.                      $15,000,000            $ 7,500,000                  0           $15,000,000

UMB Bank, N.A.                           $10,000,000            $ 5,000,000                  0           $10,000,000

        TOTALS:                          $90,000,000            $45,000,000         $3,000,000           $90,000,000


* As more particularly described in the Agreement, the Letter of Credit Commitments and the Swingline Loan Commitment are each subcommitments under the Revolving Credit Loan Commitments. Accordingly, extensions of credit under the Letter of Credit Commitments or the Swingline Loan Commitment act to reduce, on a dollar-for-dollar basis, the amount of credit otherwise available under the Revolving Credit Loan Commitments.

                                    EXHIBIT B

                         [Form of Revolving Credit Note]


                                 PROMISSORY NOTE

$________________                                                   May 31, 2002


         CERNER CORPORATION, a Delaware corporation (the "Borrower"), hereby promises to pay to (the "Bank"), at such place as may be expressly provided for in the Credit Agreement referred to below, the principal sum of Dollars ($ ), or such lesser amount as shall equal the aggregate unpaid principal amount of the Revolving Credit Loans made by the Bank to the Borrower under the Credit Agreement, in lawful money of the United States of America and in immediately available funds, on the Revolving Credit Termination Date, and to pay interest on the unpaid principal amount of each such Revolving Credit Loan, at such office, in like money and funds, for the period commencing on the date of such Revolving Credit Loan until such Revolving Credit Loan shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.

         The amount and type of, the rate of interest on, and the duration of each Interest Period, if any, for, each Revolving Credit Loan made by the Bank to the Borrower under the Credit Agreement, the date such Revolving Credit Loan is made or Continued or Converted from a Loan of one type to a Loan of the other type, and the amount of each payment or prepayment made on account of the principal thereof, shall be recorded by the Bank on its books and records, and such records shall be prima facie evidence of the existence and amounts of the obligations of the Borrower to which such entries relate; provided that any failure by the Bank to make any such record shall not affect the obligations of the Borrower under this Note.

         This Note is one of the Revolving Credit Notes referred to in, and is issued pursuant to, the Credit Agreement (as the same may be amended, renewed, restated, replaced, consolidated or otherwise modified from time to time, the "Credit Agreement"), dated as of May 31, 2002, among the Borrower, the Banks named therein (including the Bank), U.S. Bank National Association, as Administrative Agent, Issuing Bank, Swingline Lender and Lead Arranger, and LaSalle Bank National Association, as Documentation Agent, and evidences Revolving Credit Loans made by the Bank under its Revolving Credit Loan Commitment thereunder. Capitalized terms used in this Note have the respective meanings assigned to them in the Credit Agreement.

         The Credit Agreement (the terms of which are hereby incorporated by reference) provides for the acceleration of the maturity of this Note upon the occurrence of certain events and for prepayments of Revolving Credit Loans upon the terms and conditions specified therein.

         The Borrower and any and all sureties, guarantors and endorsers of this Note and all other parties now or hereafter liable hereon, severally waive grace, demand, presentment for payment, protest, notice of any kind (including, but not limited to, notice of dishonor, notice of protest, notice of intention to accelerate and notice of acceleration) and diligence in collecting and bringing suit against any party hereto, and agree (a) to all extensions and partial payments, with or without notice, before or after maturity, (b) to any substitution, exchange or release of any security now or hereafter given for this Note, (c) to the release of any party primarily or secondarily liable hereon, and (d) that it will not be necessary for the Bank, in order to enforce payment of this Note, to first institute or exhaust the Bank's remedies against the Borrower or any other party liable therefor or against any security for this Note.

         THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF MISSOURI, WITHOUT GIVING EFFECT TO CHOICE OF LAW OR CONFLICT OF LAW PRINCIPLES.

         IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Note as of the date first written above.


                                               CERNER CORPORATION


                                               By:
                                                  ------------------------------
                                                  Name:
                                                  Title:

                                    EXHIBIT C

                            [Form of Swingline Note]


                                 PROMISSORY NOTE

$3,000,000                                                          May 31, 2002


         CERNER CORPORATION, a Delaware corporation (the "Borrower"), hereby promises to pay to U.S. BANK NATIONAL ASSOCIATION, a national banking association (the "Swingline Lender"), at such place as may be expressly provided for in the Credit Agreement referred to below, the principal sum of Three Million Dollars ($3,000,000), or such lesser amount as shall equal the aggregate unpaid principal amount of the Swingline Loans made by the Swingline Lender to the Borrower under the Credit Agreement, in lawful money of the United States of America and in immediately available funds, on the Swingline Termination Date, or such earlier date as provided in the Credit Agreement referred to below, and to pay interest on the unpaid principal amount of each such Swingline Loan, at such office, in like money and funds, for the period commencing on the date of each Swingline Loan until such Swingline Loan shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.

         The amount and rate of interest on each Swingline Loan made by the Swingline Lender to the Borrower under the Credit Agreement, the date such Swingline Loan is made, and the amount of each payment or prepayment made on account of the principal thereof, shall be recorded by the Swingline Lender on its books and records, and such records shall be prima facie evidence of the existence and amounts of the obligations of the Borrower to which such entries relate; provided that any failure by the Swingline Lender to make any such record shall not affect the obligations of the Borrower under this Note.

         This Note is the Swingline Note referred to in, and is issued pursuant to, the Credit Agreement (as the same may be amended, renewed, restated, replaced, consolidated or otherwise modified from time to time, the "Credit Agreement"), dated as of May 31, 2002, among the Borrower, the Banks named therein, U.S. Bank National Association, as Administrative Agent, Issuing Bank, Swingline Lender and Lead Arranger, and LaSalle Bank National Association, as Documentation Agent, and evidences Swingline Loans made by the Swingline Lender under its Swingline Loan Commitment thereunder. Capitalized terms used in this Note have the respective meanings assigned to them in the Credit Agreement.

         The Credit Agreement (the terms of which are hereby incorporated by reference) provides for the acceleration of the maturity of this Note upon the occurrence of certain events and for prepayments of Swingline Loans upon the terms and conditions specified therein.

         The Borrower and any and all sureties, guarantors and endorsers of this Note and all other parties now or hereafter liable hereon, severally waive grace, demand, presentment for payment, protest, notice of any kind (including, but not limited to, notice of dishonor, notice of protest, notice of intention to accelerate and notice of acceleration) and diligence in collecting and bringing suit against any party hereto, and agree (a) to all extensions and partial payments, with or without notice, before or after maturity, (b) to any substitution, exchange or release of any security now or hereafter given for this Note, (c) to the release of any party primarily or secondarily liable hereon, and (d) that it will not be necessary for the Swingline Lender, in order to enforce payment of this Note, to first institute or exhaust the Swingline Lender's remedies against the Borrower or any other party liable therefor or against any security for this Note.

         THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF MISSOURI, WITHOUT GIVING EFFECT TO CHOICE OF LAW OR CONFLICT OF LAW PRINCIPLES.

         IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Note as of the date first written above.

                                               CERNER CORPORATION


                                               By:
                                                  ------------------------------
                                                  Name:
                                                  Title:

                                    EXHIBIT D

                   [Form Of Notice of Borrowing, Termination,
              Conversions, Continuations, or Prepayments of Loans]

                              NOTICE OF [BORROWING]

This Notice of [Borrowing] is submitted pursuant to Section 2.17 of the Credit Agreement by and among Cerner Corporation, as the Borrower, U.S. Bank National Association, in its capacity as the Administrative Agent, the Issuing Bank, the Swingline Lender, the Lead Arranger and a Bank, LaSalle Bank National Association, as Documentation Agent, and each of the other Banks from time to time party thereto (as the same may be amended, renewed, restated, replaced, consolidated or otherwise modified from time to time, the "Credit Agreement")

         Unless otherwise defined herein, capitalized terms used in the Credit Agreement are used herein as defined in the Credit Agreement.

         [1. The Borrower hereby requests the Banks to make available to the Borrower Revolving Credit Loans in the aggregate amount set forth below, pursuant to the terms and conditions of the Credit Agreement, as follows:

                  (a) Aggregate amount of Revolving Credit Loans requested $_______________

                  (b)      Type of Loans (Base Rate Loan or Libor Loan)
                           _______________

                  (c)      Borrowing Date _____________

                  (d)      Interest Period _____________

                  (e) The Loan proceeds should be deposited in the following account(s): ____________

                  (f) (If applicable) Loan proceeds are to be withdrawn from the above-referenced account(s) and wire transferred as follows:

                           __________________________________

                           __________________________________

                           __________________________________

         2. All representations and warranties made by the Borrower in the Credit Agreement (except those regarding Subsidiaries made in Section 5.12 thereof that are identified as being made "as of the Closing Date," and which were true as of the date of the Credit Agreement) or in any of the other Credit Documents, or in any certificate or statement furnished in connection with the Loans or otherwise, are true and correct in all material respects as if made on and as of the Closing Date.

         3. No Default or Event of Default has occurred and is continuing.

         4. All conditions precedent set forth in Section 4.1 of the Credit Agreement have been satisfied.

         This Notice of [Borrowing] is submitted as of ___________ a.m., Central Time, on _______________, _____.


                                               CERNER CORPORATION


                                               By:
                                                  ------------------------------
                                                  Name:
                                                  Title:

                                    EXHIBIT E


                  [Form of Assignment and Assumption Agreement]

                       ASSIGNMENT AND ASSUMPTION AGREEMENT


         Reference is made to the Credit Agreement, dated as of May 31, 2002, among Cerner Corporation, U.S. Bank National Association, as Administrative Agent, Lead Arranger, Swingline Lender, the Issuing Bank and a Bank, LaSalle Bank National Association, as Documentation Agent and a Bank, and the other Banks party thereto, as amended or otherwise modified from time to time in accordance with its terms (the "Credit Agreement"). Capitalized terms used and not defined herein have the meanings given to them in the Credit Agreement.

         _______________________ (the "Assignor") and ___________________ (the
"Assignee") hereby agree as follows:

         1. The Assignor hereby sells and assigns to the Assignee without recourse and without representation or warranty (other than as expressly provided herein), and the Assignee hereby purchases and assumes from the Assignor, that interest in and to all of the Assignor's rights and obligations under the Credit Agreement as of the date hereof which represents the percentage interests specified in Item 1 of Annex I hereto (the "Assigned Share") of all of the outstanding rights and obligations under the Credit Agreement relating to the facilities listed in Item 1 of Annex I hereto, including, without limitation, all rights and obligations with respect to the Assigned Share of the Revolving Credit Loans. After giving effect to such sale and assignment, the amount of the Assignee's Revolving Credit Loan Commitment will be as set forth in Item 1(a) of Annex I hereto and the amount of the Assignee's Letter of Credit Commitment will be as set forth in Item 1(d) of Annex I hereto.

         2. The Assignor (a) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any lien or adverse claim; (b) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or the other Credit Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or the other Credit Documents or any other instrument or document furnished pursuant thereto; and (c) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or any of Subsidiaries or the performance or observance by the Borrower and its Subsidiaries of any of their obligations under the Credit Agreement or the other Credit Documents to which they are a party or any other instrument or document furnished pursuant thereto.

         3. The Assignee (a) confirms that it has received a copy of the Credit Agreement and the other Credit Documents, together with copies of the financial statements referred to therein and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption Agreement; (b) agrees that it will, independently and without reliance upon the Administrative Agent, the Documentation Agent, the Lead Arranger, the Swingline Lender, the Issuing Bank, the Assignor or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (c) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the other Credit Documents as are delegated to the


                  Assignment and Assumption Agreement -- Page 1

Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto; and (e) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Bank.

         4. Following the execution of this Assignment and Assumption Agreement by the Assignor and the Assignee, an executed original hereof (together with all attachments) will be delivered to the Administrative Agent. The effective date of this Assignment and Assumption Agreement shall be the date of execution hereof by the Assignor and the Assignee and receipt by the Administrative Agent of the $3,500 assignment fee referred to in Section 9.6(a) of the Credit Agreement, or such later date, if any, which may be specified in Item 2 of Annex I hereto (the "Settlement Date").

         5. Upon the delivery of a fully executed original hereof to the Administrative Agent, as of the Settlement Date, (a) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Assumption Agreement, have the rights and obligations of a Bank thereunder and under the other Credit Documents, including, without limitation, the obligation to make Revolving Credit Loans and to participate in Letters of Credit under the Credit Agreement, (b) the Assignor shall, to the extent provided in this Assignment and Assumption Agreement, relinquish its rights and be released from its obligations under the Credit Agreement and the other Credit Documents, and
(c) the Administrative Agent shall have the right to issue and distribute to all parties to the Credit Agreement an amended Exhibit A to the Credit Agreement reflecting the assignment of the Assigned Share, which Exhibit A, absent manifest error, shall thereupon supersede and replace the preceding Exhibit A and shall be binding on the parties to the Credit Agreement in the same manner as the original Exhibit A to the Credit Agreement without the consent of or further action by any Person, including, without limitation, the Borrower, the Banks, the Letter of Credit Issuer, the Swingline Lender or any other parties to the Credit Agreement.

         6. It is agreed that the Assignee shall be entitled to (a) all interest on the Assigned Share of the Revolving Credit Loans, and (b) all Shared Fees attributable to the Assigned Share, which, in each case, accrue on and after the Settlement Date, with the Assignee's interest in such interest and Shared Fees to be paid by the Administrative Agent directly to the Assignee. It is further agreed that all payments of principal made on the Assigned Share of the Loans which occur on and after the Settlement Date will be paid directly by the Administrative Agent to the Assignee. Upon the Settlement Date, the Assignee shall pay to the Assignor an amount specified by the Assignor in writing which represents the Assigned Share of the principal amount of the Loans made by the Assignor pursuant to the Credit Agreement which are outstanding on the Settlement Date and which are being assigned hereunder. The Assignor and the Assignee shall make all appropriate adjustments, if any, in payments under the Credit Agreement for periods prior to the Settlement Date directly between themselves on the Settlement Date.

         7. This Assignment and Assumption Agreement shall be governed by, and construed in accordance with the laws of the state of Missouri.

         IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Assignment and Assumption Agreement, as of the date first above written.

                          [signature page(s) to follow]


                  Assignment and Assumption Agreement -- Page 2

Agreed to this ____ day of _________, 20___.


                                            [NAME OF ASSIGNOR]
                                            as Assignor



                                            By:
                                               ---------------------------------
                                               Name:
                                               Title:

                                            [NAME OF ASSIGNEE]
                                            as Assignee



                                            By:
                                               ---------------------------------
                                               Name:
                                               Title:



Consented to as of _____________, 20__

U.S. BANK NATIONAL ASSOCIATION,
as Administrative Agent



By:
   ---------------------------------
   Name:
   Title:




                  Assignment and Assumption Agreement -- Page 3

                 Annex I to Assignment and Assumption Agreement



          1.   Amounts:

               Revolving Credit Loan Commitment Amount

               (a)  Amount of Assigned Share(1)               $_____________

               (b)  Aggregate Amount for all Banks            $_____________

               (c)  Assignee's Assigned Share Percentage(2)   $_____________

               Letter of Credit Commitment Amount

               (d)  Amount of Assigned Share(3)               $_____________

               (e)  Aggregate Amount of all Banks             $_____________

               (f)  Assignee's Assigned Share Percentage(4)   $_____________


          2.   Settlement Date:                               ____________, 20__




----------

1    Must be at least $5,000,000.

2    Line 1(a) divided by line 1(b); round to 15 decimal places

3 Must equal x% of line 1(a), where "x" equals the ratio of (i) the then aggregate amount of Letter of Credit Commitments of all Banks, to (ii) the then aggregate amount of all Commitments of all Banks

4    Must equal line 1(c)





                  Assignment and Assumption Agreement -- Page 4

                                    EXHIBIT F

                      [Form of Borrowing Base Certificate]

                           BORROWING BASE CERTIFICATE

                          (FOR THE MONTH ENDED _______)


         This Borrowing Base Certificate (the "Certificate") is delivered pursuant to Section 6.1 of the Credit Agreement, dated as of May 31, 2002, among Cerner Corporation (the "Borrower"); U.S. Bank National Association, as Administrative Agent, Lead Arranger, Issuing Bank, Swingline Lender and a Bank; LaSalle Bank National Association, as Documentation Agent and a Bank; and the other Banks from time to time party thereto (the "Credit Agreement"). Capitalized terms used and not defined in this Certificate have the meanings given to them in the Credit Agreement.

         The undersigned hereby certifies that he or she is the _____________ of the Borrower and, as such, is authorized to execute and deliver this Certificate on behalf of the Borrower, and that:

         1. The Borrowing Base for the Borrower and its Subsidiaries, at the month-end indicated above, is as follows:

         A. Eligible Receivables

                  1.       total amount of Receivables (other
                           than Receivables due Foreign
                           Subsidiaries)                           $____________

                  2.       less Receivables:

                           (a)      with respect to which an
                                    invoice or bill has not
                                    been issued or any amount
                                    due remains unpaid more
                                    than 150 days after
                                    invoice date               $____________

                           (b)      from account debtors with
                                    respect to which more than
                                    25% of such account
                                    debtors' Receivables are
                                    not Eligible Receivables  $____________

                           (c)      from account debtors who
                                    are insolvent or bankrupt  $____________

                           (d)      from account debtors not
                                    organized under the laws
                                    of the United States or
                                    any State (except to the
                                    extent covered by a letter
                                    of credit or foreign
                                    receivable credit
                                    insurance policy)          $____________




                      Borrowing Base Certificate -- Page 1

                           (e)      due from suppliers of
                                    Inventory, to the extent
                                    the Borrower or its
                                    Subsidiaries are indebted
                                    thereto
                                                               $____________

                           (f)      which otherwise do not
                                    meet the definition of
                                    "Eligible Receivables"
                                                               $____________

                           (g)      sum of lines A2(a) through
                                    A2(f)                      $____________

                  3.       total amount of Eligible
                           Receivables (line A1 minus line
                           A2(g))                              $____________

                  4.       75% of total amount of Eligible
                           Receivables (75% of line A3)
                                                                   $____________

         B.       Eligible Equipment

                  1.       50% of book value of Eligible
                           Equipment                           $____________

                  2.       cap on Eligible Equipment             $25,000,000(1)

                  3.       total amount of Eligible Equipment
                           (lesser of line B1 or line B2)          $____________

         C.       Borrowing Base

                  1.       sum of lines A4 and B3                  $____________

         2. This Certificate is delivered to the Administrative Agent for its benefit and the benefit of the Issuing Bank, the Swingline Lender and the Banks and may be conclusively relied upon by all such Persons.

         IN WITNESS WHEREOF, the undersigned has executed this certificate on behalf of the Borrower on ____________________.

                                        CERNER CORPORATION



                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:


----------
1 Or such greater amount as may be required pursuant to the definition of "Eligible Equipment Cap" in Section 1.1 of the Credit Agreement.


                      Borrowing Base Certificate -- Page 2

                                    EXHIBIT G

                    [Form of Covenant Compliance Certificate]

                         COVENANT COMPLIANCE CERTIFICATE

                       (FOR FISCAL QUARTER ENDED _______)


         This Covenant Compliance Certificate (the "Certificate") is delivered pursuant to Section 6.1 of the Credit Agreement, dated as of May 31, 2002, among Cerner Corporation (the "Borrower"); U.S. Bank National Association, as Administrative Agent, Lead Arranger, Issuing Bank, Swingline Lender and a Bank; LaSalle Bank National Association, as Documentation Agent and a Bank; and the other Banks from time to time party thereto (the "Credit Agreement"). Capitalized terms used and not defined in this Certificate have the meanings given to them in the Credit Agreement.

         The undersigned hereby certifies that he or she is the Chief Financial Officer of the Borrower and, as such, is authorized to execute and deliver this Certificate on behalf of the Borrower, and that:

         1. EBITDA to Interest Expense. The following amounts reflect the consolidated financial results of the Borrower and its Subsidiaries for the dates or time periods referred to in Section 6.5 of the Credit Agreement, in each case at the end of the fiscal quarter referred to above:

                  (a)      Consolidated EBITDA (from line 5(i)) $___________

                  (b)      less Consolidated Maintenance CAPEX  $___________

                  (c)      line 1(a) minus line 1(b)            $___________

                  (d)      Consolidated Interest Expense        $___________

                  (e)      ratio of line 1(c) to line 1(d)      ____________to 1

                  Compliance: Does line 1(e) equal or exceed
                              2.5 to 1?                         [yes/no]

         2. Senior Funded Debt to EBITDA. The following amounts reflect the consolidated financial results of the Borrower and its Subsidiaries for the dates or time periods referred to in Section 6.6 of the Credit Agreement, in each case at the end of the fiscal quarter referred to above:

                  (a)      Consolidated Senior Funded Debt      $___________

                  (b)      Consolidated EBITDA (from line 5(i)) $___________

                  (c)      ratio of line 2(a) to line 2(b)      ____________to 1

                  Compliance: Is line 2(c) less than or equal
                              to 2 to 1?                        [yes/no]



                    Covenant Compliance Certificate -- Page 1

         3. Total Funded Debt to Total Capitalization. The following amounts reflect the consolidated financial results of the Borrower and its Subsidiaries for the dates or time periods referred to in Section 6.7 of the Credit Agreement, in each case at the end of the fiscal quarter referred to above:

                  (a)      Consolidated Total Funded Debt      $___________

                  (b)      Total Capitalization                $___________

                  (c)      ratio of line 3(a) to line 3(b)     ____________to 1

                  Compliance: Is line 3(c) less than or equal
                              to 0.55 to 1?                    [yes/no]

         4. Minimum Cash Balances. The following reflects the Consolidated Cash Balances of the Borrower and its Subsidiaries as of the end of the fiscal quarter referred to above

                  (a)      Consolidated Cash Balances          $____________

                  Compliance: Does line 4(a) equal or exceed
                              $60,000,000?                    [yes/no]

         5. Calculation of EBITDA. For purposes of lines 1(a) and 2(b) above, Consolidated EBITDA is calculated as follows:

                  (a)      Consolidated Net Income             $____________

                  (b)      less Interest Expense               $____________

                  (c)      less federal, state and local taxes $____________

                  (d)      less depreciation, amortization and
                           other non-cash charges

                  (e)      plus or minus extraordinary gains
                           or losses                           $____________

                  (f)      plus or minus discontinued
                           operations gains or losses          $____________

                  (g)      plus or minus gains or losses from
                           asset sales                         $____________

                  (h)      total adjustments (sum of lines
                           5(b) through 5(g))                  $____________

                  (i)      Consolidated EBITDA (line 5(a)
                           minus line 5(h))                    $____________

         6. Financial Statements The financial statements described in Section 6.1(a) of the Credit Agreement for the Borrower and its Subsidiaries for the end of the fiscal quarter referred to above, which are attached hereto and are incorporated herein by this reference, fairly present the consolidated financial condition and results of operations of the Borrower and its Subsidiaries in accordance with GAAP consistently applied, as at the end of, and for, such period (subject to normal year-end audit adjustments and to the absence of footnote disclosures).


                    Covenant Compliance Certificate -- Page 2

         7. Other Compliance. A review of the activities of the Borrower and its Subsidiaries during the period since [the date of the last Covenant Compliance Certificate] has been made at my direction and under my supervision with a view to determining whether the Borrower and its Subsidiaries have kept, observed and performed all of their respective obligations under the Credit Agreement and all other Credit Documents to which any of them are parties, and to the best of my knowledge after due inquiry and investigation, (a) the Borrower and each of its Subsidiaries have kept, observed and performed all of their respective obligations under the Credit Agreement and all other Credit Documents to which they are parties, (b) no Default or Event of Default has occurred and is continuing, and (c) all representations and warranties made by the Borrower and its Subsidiaries in the Credit Agreement and the other Credit Documents to which they are parties are true and correct as of the date of this Certificate, except those representations and warranties regarding Subsidiaries made in Section 5.12 of the Credit Agreement that are identified as being made "as of the Closing Date," in which case such representations and warranties are true and correct as of the Closing Date.

         8. Reliance. This Certificate is delivered to the Administrative Agent for its benefit and the benefit of the Issuing Bank, the Swingline Lender and the Banks and may be conclusively relied upon by all such Persons.

         IN WITNESS WHEREOF, the undersigned has executed this certificate on behalf of the Borrower on ____________________.


                                        CERNER CORPORATION


                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:






                    Covenant Compliance Certificate -- Page 3